Exhibit 2

ADB Systems International Ltd. 302 The East Mall, Suite 300 Etobicoke, Ontario		Tel: 416.640.0400 Fax: 416-640-0412
M9B 6C7	Canada	www.adbsys.com

ADB SYSTEMS INTERNATIONAL LTD.

2004 ANNUAL REPORT

(Year Ended December 31, 2004)

Message to Shareholders

Over the past 18 months, ADB has undergone a significant evolution as evidenced by our expanded suite of technology offerings, growing base of customers, and the launch of a joint venture with GE Commercial Finance, Commercial Equipment Financing.

While the impact of these efforts is not significantly reflected in our financial results for 2004, I believe ADB’s position is, in many ways, much more solid than ever before.

Focus of 2004

A cornerstone of our efforts in 2004 centred on GE’s Asset Manager, our joint venture with GE.  Through the joint venture, we deliver web-based technology that helps organizations gain greater control of and greater value from their capital equipment and assets.

Throughout the year, we spent considerable effort formalizing the operations of GE’s Asset Manager.  Chief among these activities included the introduction of new technology, development of sales and marketing materials, training of qualified sales representatives, identification of potential markets, and the deployment of technology within existing customers, such as Kraft Foods Global, Inc.

Although we have taken a methodical approach to becoming operational, the progress we have made has, in fact, been considerable.  As evidenced by the positive the feedback we have received from customers and target organizations, we are very encouraged by results thus far.  We are buoyed by the belief that we will achieve greater progress and significant milestones in 2005 and beyond.

Customer Activities

Related to our joint-venture activities have been our efforts with customers around the world.  Over the past two years, we have targeted our sales and customer activities to organizations active in the oil and gas, healthcare, financial services, and government sectors.   Customers in these sectors, such as BP, and GE Commercial Equipment Financing, each respective leaders in their areas, have large-scale asset management requirements that our technology offerings can support.   Based on our expanded relationships with these organizations, it is clear that our technology offerings deliver value and a return on investment that is unmatched by any of our competitors.

A clear example of one of our successful customer relationships is the National Health Service (NHS), Europe’s largest healthcare provider.  Since we began discussions with the NHS in 2003 to explore how we could streamline their purchasing activities and reduce buying costs, we have entered into a number of agreements that resulted in a significant increase in the use of our technology.  By addressing our customers’ needs and enhancing our suite of technology, we have been able to forge a strategic relationship whose potential is now starting to be filled.

Outlook

While 2004 was, in many ways, a year of transition for ADB, we were able to recapture our momentum in the fourth quarter.  Given recent our customer activities, improved cash flow position, and healthy sales pipeline, I believe we are well positioned for 2005 and beyond.   Already, we have entered into a customer agreement with Mesta AS, Norway’s road construction and maintenance company.  This customer win is among the most significant ever for our Norwegian business unit, and enables us to enter a new industry sector while growing our procurement expertise.

On behalf of our directors, senior management and all ADB Systems employees, I would like to thank all of our shareholders for their ongoing support.

Jeff Lymburner
CEO

Management’s Discussion and Analysis

Management’s Discussion & Analysis is dated March 6, 2005.

OVERVIEW

ADB Systems provides asset lifecycle management solutions that help organizations source, maintain and sell assets for maximum value. Through our technology offerings and services, we enable organizations across a variety of sectors to generate improved efficiencies and reduced operating costs.

Our integrated solutions are designed to help our customers get full value from their capital assets by helping to:

•                  Streamline sourcing/procurement activities while reducing purchasing costs

•                  Schedule preventative and corrective maintenance activities, eliminating unnecessary operational downtimes and reducing maintenance costs

•                  Manage inventory of materials more effectively, resulting in reduced purchase costs, improved access to supplies, and easier tracking of assets regardless of their location

•                  Generate higher yield for surplus assets that are disposed or sold on-line

We work with a growing number of customers and partners in a variety of industry verticals including oil and gas, government, healthcare, manufacturing and financial services.

Our current customers and partners include BP, GE Commercial Finance, Commercial Equipment Financing (“GE CEF”), National Health Service (UK), permanent TSB (Ireland), Talisman Energy and Vesta Insurance.

Through our wholly owned subsidiary, ADB Systems USA Inc., ADB owns a 50 percent interest in GE Asset Manager LLC (also referred to as “GE’s Asset Manager”), a joint business venture launched with GE CEF.

ADB has offices in Toronto (Canada), Stavanger (Norway), Tampa (U.S.), Dublin (Ireland), and London (U.K.).

Our shares trade on both the Toronto Stock Exchange (TSX: ADY) and the OTC Bulletin Board (OTCBB: ADBYF).

DEVELOPMENTS OF 2004

CUSTOMER ACTIVITIES

Throughout 2004, ADB was engaged in a number of activities aimed at expanding our relationships with existing customers and developing relationships with new customer organizations. Through these efforts, which included the introduction of new technology enhancements to our suite of product offerings, the cross selling of ancillary applications, and the increase in the number of users our technology, ADB was able to expand its working relationships with BP, the National Health Service (UK), and GE CEF, among others.

JOINT VENTURE WITH GE CEF

In North America, the primary thrust of our activities in 2004 concentrated on the rollout of GE’s Asset Manager, our joint venture with GE CEF.  This joint venture is designed to combine GE CEF’s equipment financing and asset management expertise together with our experience in providing mission-critical technology solutions for asset lifecycle management. Together, we have developed web-based solutions to help our customers:

•                  Track and re-deploy assets more effectively;

•                  Automate equipment appraisals;

•                  Efficiently market and sell surplus equipment; and

•                  Automate sourcing and tendering processes.

Through the joint venture, we signed a customer agreement with Kraft Foods Global, Inc. and continued to service our customer agreement with GE Aircraft Engines.

Sofware Development and Technology

ADB made a number of enhancements to our suite of technology product offerings in 2004.   These enhancements, which centered on redesigning the underlying platform of our Dyn@mic Buyer solution and expanding the functionality of our WorkMate and Material Transfer applications, allow us to stay current with the latest technology trends while maintaining a competitive advantage.

A key cornerstone of our technology activities focused on the development of Asset Tracker, a new, web-based asset-tracking offering that is delivered through our joint venture with GE CEF.

Information Regarding Forward-looking Statements

Statements contained in this report may include comments that do not refer strictly to historical results or actions and may be deemed to be forward-looking within the meaning of the Safe Harbor provisions of the U.S. federal securities laws.  These risks include, among others, statements about expectations of future revenues, cash flows, and cash requirements.  Forward-looking statements are subject to risks and uncertainties that may cause our results to differ materially from expectations.

These risks include:

•                  our ability to raise additional funding when needed;

•                  our ability to repay our debt to lenders;

•                  volatility of the stock markets and fluctuations in the market price of our stock;

•                  risks associated with international operations;

•                  our ability to develop appropriate strategic alliances and successfully develop and implement technology;

•                  our ability to gain acceptance of our products and services;

•                  our ability to respond to competitive factors and technological changes;

•                  our ability to introduce new technology offerings and services;

Other such risks as we may identify and discuss from time to time, including those risks disclosed in the Company’s Form 20-F filed with the Securities and Exchange Commission, Annual Information Form, and Management Information Circular, may also cause our results to differ materially from expectations.

We encourage you to carefully review these risks, as outlined below, to evaluate your existing or potential investment in our securities.

General Industry, Economic and Market Conditions

ADB’s future revenues and operating results are largely dependent on a number of industry, economic and market conditions.   If any of these conditions were subject to adverse developments, our operational performance would be affected.  For example, if consolidation occurs within the target industries we operate in, adverse economic conditions impact our existing base of customers, or if the demand for asset management solutions decreases, our ability to increase our customer base, improve our revenues and generate a profit may be impacted.

ASSET MANAGEMENT FOCUS

Since our acquisition of ADB Systemer in October 2001, we have focused all of our efforts on delivering asset management technology solutions to customers in the oil and gas, healthcare, financial services and government sectors.

Our future success, including revenue performance and ability to generate a profit,

may be impacted if:

•                  the significance of asset management requirements, including sourcing, procurement, maintenance management, materials management and asset disposition activities, diminishes within our target markets and existing customer base;

•                  we are unable to expand our suite of asset management technology to meet new market requirements;

•                  we are unable to leverage new technology advancements into our core suite of offerings; or

•                  our existing partners shift focus away from current asset management activities to other areas.

COMPETITIVE LANDSCAPE

ADB operates in a very competitive marketplace against organizations that, in some cases, are larger, have more resources, or more sophisticated technology.   These competitive organizations include Datastream, MRO, Indus, Ariba, SAP and Oracle, among others.

Our future success is dependent on our ability to gain market share from these competitors while ensuring that our existing customer base is free of any competitive encroachment.

CUSTOMER CONCENTRATION

ADB maintains excellent working relationships with a number of key organizations such as BP, GE CEF and the National Health Service.

In 2004, one customer accounted for 31 percent (2003 – two customers accounted for 26 percent and 15 percent) of total revenues.  If our relationships with any of these customers is severed or meaningfully altered, we would experience a significant decline in our performance, particularly through reduced revenues.

INTERNATIONAL MARKETS

ADB is structured into three business units:  North America, Ireland and the U.K. and Norway.  Each of these business units serves a local customer base.  These business units also serve customers from other parts of the world, including Asia and South America.

While an increase in sales from our North America business unit is expected, we rely heavily on the performance of our Norway and Ireland/U.K. business units.

Operating as an organization with an international presence and an international base of customers exposes ADB to a number of risks and uncertainties that may impact our operational performance.  These risks and uncertainties include:

•                  fluctuations in currency exchanges

•                  unexpected changes to foreign laws and regulations, and foreign tax laws

•                  local residency requirements for our sales and professional service personnel

•                  fluctuations to local demand for asset management technology and services

FOREIGN EXCHANGE RISK

The Company’s revenue from software licensing and related services and e-commerce enabling agreements is transacted in various currencies including the Canadian dollar, U.S. dollar, UK pound, EURO, and Norwegian krone.  Correspondingly, operating expenses related to these activities are transacted in the above-denoted currencies.  The Company does not use derivative instruments to manage exposure to foreign exchange fluctuations.

INTEREST RATE RISK

The Company has limited exposure to fluctuations in interest rates.  The Company does not use derivative instruments to reduce its exposure to interest rate risk.

CREDIT RISK

Credit risk arises from the potential that a customer will fail to meet its contractual obligations under a software licensing and related services agreement or an e-commerce enabling agreement.

At December 31, 2004, there were three customers that accounted for 18 percent, 13 percent and 11 percent, respectively, of total accounts receivable.  At December 31, 2003, three customers accounted for 25 percent, 19 percent and 14 percent, respectively, of total accounts receivable.

CRITICAL ACCOUNTING ESTIMATES

The Company has incurred negative annual cash flows from operations since inception and expects to continue to expend substantial funds to continue to develop technology, build an infrastructure to support business development efforts and expand other areas of business including the acquisition of, or strategic investments in, complementary products, businesses or technologies.  The Company’s ability to continue as a going concern will be dependent on management’s ability to successfully execute its business plan including a substantial increase in revenue as well as maintaining operating expenses at or near the same level as 2004.  Management’s 2005 business plan includes a significant increase in revenue and operating cash flow primarily from major new contracts in Norway, the UK and North America.  The revenue contained in management’s business plan is based on detailed estimates of revenue on a customer-by-customer basis.  Management does not anticipate a material increase in 2005 expenses over those incurred in 2004, in order to attain the 2005 revenue goals.  Additionally, management believes that it has the ability to raise additional financing if required.  The Company cannot provide assurance that it will be able to execute on its business plan or assure that efforts to raise additional financings would be successful.

CRITICAL ACCOUNTING POLICIES

We periodically review our financial reporting and disclosure practices and accounting policies to ensure that they provide accurate and transparent information relative to the current economic and business environment. As part of this process, we have reviewed our selection, application and communication of critical accounting policies and financial disclosures. We have determined that the critical accounting policies related to our core ongoing business activities are primarily those that relate to revenue recognition. Other important accounting policies are described in Note 3 to our audited annual consolidated financial statements for the year ended December 31, 2004.

REVENUE RECOGNITION

The Company’s revenues are derived from software license fees, implementation, training and consulting services, product maintenance and customer support, and software development, and hosting fees. Fees for services are billed separately from licenses of the Company’s product.  The Company recognizes revenue in accordance with Canadian GAAP, which in the Company’s circumstances, are not materially different from the amounts that would be determined under provisions of the American Institute of Certified Public Accountants Statements of Position (SOP) No. 97-2, “ Software Revenue Recognition”, and as amended by Statement of Position 98-9, “Modification of SOP 97-2, Software revenue Recognition, With Respect to Certain Transactions”. The Company also considers the provisions of CICA EIC 141, which is analogous to Staff Accounting Bulletin (SAB) 104, “Revenue Recognition in Financial Statements”, and CICA EIC 142, which is analogous to the Emerging Issues Task Force consensus on EITF 00-21, “Accounting for Revenue Arrangements with Multiple Elements,” in determining the appropriate revenue recognition methodology.

SOFTWARE LICENSE REVENUE

The Company recognizes software license revenue in accordance with the terms of the license agreement and when the following criteria as set out in SOP No. 97-2 are met:

•                                           persuasive evidence of an arrangement exists,

•                                           delivery has occurred,

•                                           the fee is fixed or determinable, and

•                                           collectibility is probable.

Software license revenue consists of fixed license fee agreements involving perpetual licenses.

Software license agreements may be part of multiple element arrangements that include consulting and implementation services.  When these services are considered essential to the functionality of the license, the associated revenue is recognized on the basis of the percentage of completion method as specified by contract accounting principles.  When these services are not considered essential to the functionality of the license, the entire arrangement fee is allocated to each element in the arrangement based on the respective vendor specific objective evidence (“VSOE”) of the fair value of each element.  VSOE used in determining the fair value of license revenues is based on the price charged by the Company when the same element is sold in similar quantities to a customer of a similar size and nature.  VSOE used in determining fair value for installation, implementation and training based on the standard daily rates for the type of service being provided multiplied by the estimated time to complete each task.  VSOE used in determining the fair value of maintenance and support is based on the annual renewal rates.  The revenue allocable to the software license is recognized when the revenue criteria are met.  The revenue allocable to the consulting services is recognized as the services are performed.

IMPLEMENTATION, TRAINING & CONSULTING SERVICE FEES

The Company receives revenue from implementation of its product offerings, consulting services and training services. Customers are charged a fee based on time and expenses. Revenue from implementation, consulting service and training fees is recognized as the services are performed or deferred until contractually defined milestones are achieved or until customer acceptance has occurred, as the case may be, for such contracts.

PRODUCT MAINTENANCE & CUSTOMER SUPPORT FEES

The Company receives revenue from maintaining its products and the provision of on-going support services to customers. The maintenance and support fees are typically equal to a specified percentage of the customers’ license fee. If associated with the fixed fee license model, the maintenance revenues received are recorded as deferred revenue and recognized on a straight-line basis over the contract period.

Services revenue from maintenance and support is recognized when the services are performed.  Maintenance and support revenues paid in advance are non-refundable and are recognized on a straight-line basis over the term of the agreement, which typically is 12 months.

SOFTWARE DEVELOPMENT FEES

Typically, development of software for our customers is provided based on a predetermined fixed rate basis.  Revenue is recognized as time is incurred throughout the development process.

HOSTING FEES

The Company earns revenue from the hosting of customer websites.  Under our existing hosting contracts, we charge customers a recurring periodic flat fee.  The fees are recognized as the hosting services are provided.

SELECTED ANNUAL INFORMATION

	2004	2003	2002

Revenue	$4,930	$5,853	$5,780

General and administrative	4,365	4,648	6,288
Sales and marketing	749	1,098	1,875
Software development and technology	3,257	2,817	4,101
	8,371	8,563	12,264
Loss before employee stock options, depreciation and amortization, interest expense and interest income	(3,441)	(2,710)	(6,484)
Employee stock options	39	193	—
Depreciation and amortization	1,190	1,901	2,602
Interest expense	439	289	200
Interest income	(6)	(9)	(45)
	1,662	2,374	2,757
Loss before the undernoted	(5,103)	(5,084)	(9,241)

Realized gain on settlement of demand loan	—	2,195	—
Realized gains and losses on disposal of marketable securities, strategic investments and capital assets	(1)	7	(85)
Unrealized gains and losses on revaluation of Strategic investments	—	—	(24)
Goodwill impairment	—	—	(14)
Retail activities	—	67	—
	(1)	2,269	(123)

NET LOSS FOR THE YEAR	$(5,104)	$(2,815)	$(9,364)

LOSS PER SHARE	$(0.08)	$(0.05)	$(0.22)

Year ended (In thousand of Canadian dollars)	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2002

Total Assets	$2,493	$3,211	$6,355
Total Long-term liabilities	$1,684	$721	$34

RESULTS OF OPERATIONS

Comparison of Years Ended December 31, 2004 and December 31, 2003

Net Loss.  Our net loss for the year ended December 31, 2004 was $5.104 million, an increase of 81.3 percent over the net loss of $2.815 million reported for the year ended December 31, 2003.  The net loss for 2003, however, included a gain of $2.195 million from the settlement of a demand loan and revenue from historic retail activities.  Excluding these items outside of the normal course of operations (although not considered extraordinary items), our 2004 loss of $5.104 million represents a 0.5 percent increase over the 2003 loss of $5.077 million.

The loss before employee stock options, depreciation and amortization, interest expense and interest income (“EBITDA”) was $3.441 million for 2004 as compared to $2.710 million for 2003, an increase of 27.0 percent.  The Company considers EBITDA to be a meaningful performance measure as it provides an approximation of operating cash flows. This increase was the result of a $923,000 decrease in revenue from $5.853 million in 2003 to $4.930 million in 2004, partially offset by a $192,000 improvement in the associated expenses of $8.563 million in 2003 to $8.371 million in 2004.  The reduction in expenses of 2.2 percent in 2004 when compared to 2003 was achieved in the areas of general and administrative expenses by $283,000 and sales and marketing expenses by $349,000, partially offset by an increase in software development and technology expenses of $440,000.

Revenue.  Revenue is comprised of software license sales, service fees for consulting, implementation, application hosting, training, maintenance and support activities and transaction fees from on-line activities performed for customers.

Revenue decreased to $4.930 million for the year ended December 31, 2004 from $5.853 million for the year ended December 31, 2003, representing a decline of 15.8 percent.  This decline was attributable to reduced revenue in North America of $415,000 and reduced revenue in Ireland/U.K. of $557,000.  Revenue from Norway increased by $50,000 in 2004 as compared to 2003.

In North America, re-targeting of resources towards the GE CEF joint venture efforts in 2004 resulted in a decline in development, hosting and transactional revenue of approximately $408,000.

In the Ireland/UK region we did not experience an increase in customer acquisitions and activity in 2004 as we did 2003.  The year-over-year revenue decline was primarily the result of reduced sales by the amount of $532,000 to customers in non-healthcare industry sectors.

General and Administrative.  General and administrative expenses include, primarily: all salaries and related expenses (including benefits and payroll taxes) other than technology staff compensation (which is included in software development and technology expenses), and sales and marketing staff compensation (which is included in sales and marketing expenses), occupancy costs, foreign exchange gains or losses, professional fees, insurance, investor relations, regulatory filing fees, and travel and related costs.

General and administrative expenses decreased by $283,000 to $4.365 million for the year ended December 31, 2004, as compared to $4.648 million for the year ended December 31, 2003, representing a decline of 6.1 percent.

Year-over-year savings in the amount of $183,000 resulted from salary expense reductions arising from a smaller administrative workforce and favourable Canadian dollar exchange rates pertaining to US dollar-denominated salaries.  Continued cost containment efforts resulted in $67,000 savings in travel expenses and the reduction of occupancy and connectivity costs in the amount of $65,000 associated with the change of North American office locations and decreased utility costs as the result of Norway office leases renegotiations.  Reductions in foreign exchange losses of $59,000 and in insurance costs of $41,000 also added to the savings.  Expense reductions were partially offset by increased investor relation costs in the areas of consulting ($68,000) and increased professional services expenses associated with regulatory filings ($29,000).  The salary expense savings were also partially offset by increased professional services employed in Norway ($34,000).

Sales and Marketing.  Sales and marketing costs include all salaries and related expenses of sales and marketing personnel as well as business development expenses such as advertising, sales support materials, and trade show costs.

Sales and marketing costs for the year ended December 31, 2004 amounted to $749,000, as compared to $1.098 million for 2003, a decrease of 31.8 percent.  This decrease is attributable to lower staffing levels in the sales department combined with decreased advertising and tradeshow activities and related travel expenses throughout 2004.

Software Development and Technology.  Software development and technology expenses consist of costs associated with acquired and internally developed software, and research and development expenses, including fees to independent contractors and salaries and related expenses of personnel engaged in these activities.

Software development and technology expenses increased to $3.257 million for the year ended December 31, 2004 from $2.817 million for the year ended December 31, 2003, an increase of 15.6 percent.  This increase is attributable to increased salary expenses resulting largely from increases in the number of technology personnel in Ireland/UK and Norway.

Employee Stock Options.  Effective January 1, 2003, the Company adopted the accounting recommendations contained in the CICA handbook Section 3870 – “Stock-based Compensation and Other Stock-based Compensation Payments”.  As a result, the Company recorded an employee stock option expense of $39,000 for the year ended December 31, 2004 and $193,000 for the year ended December 31, 2003.  No employee stock options were granted in 2004.  The 2004 expense arises from the vesting of stock options that were granted in 2003.  Prior to 2003, no accounting recognition was required for stock-based compensation expense however; the Company was required to disclose the impact of stock option related expenses for previous years on a pro-forma basis.

Depreciation and Amortization.  Depreciation and amortization expense was $1.190 million for the year ended December 31, 2004 as compared to $1.901 million for the year ended December 31, 2003, a decrease of 37.4 percent.  This decrease reflects a $499,000 reduction in the amortization of deferred charges as deferred financing charges relating to a demand loan were fully amortized in 2003.  Additionally, software acquired in the acquisition of ADB Systemer was fully amortized by the end of the third quarter of 2004, resulting in an amortization expense for the year that was $282,000 lower than that for fiscal 2003.

Interest Expense.  Interest expense reflects interest incurred from debt instruments and loans.  Interest expense for the year ended December 31, 2004 was $439,000 compared to $289,000 for December 31, 2003.  During 2004, cash interest expense of $173,000 and non-cash interest expense of $266,000 was incurred related to secured subordinated notes.  Comparatively, cash interest expense of $50,000 and non-cash interest expense of $112,000 was recorded in 2003.  The interest expense for fiscal 2003 also included interest related to a demand loan of $126,000.

Interest Income.  Interest income reflects interest from investments in cash and marketable securities.  Interest income was negligible for both years ended December 31, 2004 and 2003.

Realized Gain on Settlement of Demand Loan.  On June 30, 2003, the Company settled an outstanding demand loan through the transfer of its investment in an associated company.  The investment had a nominal carrying value and the transfer resulted in a gain on settlement of the demand loan in the amount of $2.195 million.

Retail Activities.  During 2003, the Company received a $67,000 refund from a U.S.-based credit card institution formally engaged by the Company when it operated its on-line retail activities in the U.S.  No similar refunds were received in 2004.

Comparison of Years Ended December 31, 2003 and December 31, 2002

Net Loss.  Our net loss for the year ended December 31, 2003 was $2.815 million, an improvement of 69.9 percent over the net loss of $9.364 million reported for the year ended December 31, 2002.  Excluding items outside of the normal course of operations, our loss was $5.084 million, as compared to $9.241 million in 2002, an improvement of 45.0 percent.  The improvement in expenses of more than $4.0 million was achieved in 2003 when compared to 2002 in the areas of general and administrative of $1.6 million, sales and marketing of $777,000, software development and technology of $1.3 million and $700,000 in depreciation and amortization.  In addition, during 2003 the Company recorded a realized gain on the settlement of a demand loan of $2.2 million.

Revenue.  Revenue is derived from software licensing and related services from consulting, implementation, application hosting, training, maintenance and support activities.

Revenue increased to $5.853 million for the year ended December 31, 2003 from $5.780 million for the year ended December 31, 2002, representing an increase of 1.3 percent.

Revenue outside North America was $4.642 million for the year ended December 31, 2003, compared to $3.598 million for the year ended December 31, 2002.  The increase in revenue outside North America is primarily attributable to an increase in customer acquisitions and activity in our Ireland/UK region that resulted in year-over-year revenue improvement of almost $800,000.

General and Administrative.  General and administrative expenses include, primarily: all salaries and related expenses (including benefits and payroll taxes) other than technology staff compensation (which is included in software development and technology expenses), and sales and marketing staff compensation (which is included in sales and marketing expenses); occupancy costs; foreign exchange gains or losses; professional fees; insurance; investor relations; regulatory filing fees; and travel and related costs.

General and administrative expenses decreased to $4.648 million for the year ended December 31, 2003, as compared to $6.288 million for the year ended December 31, 2002, representing a decline of 26.1 percent.

Year-over-year savings resulting from salary reductions and a smaller workforce totaled $401,000.  Continued cost containment efforts and greater reliance on internal staff resulted in $503,000 savings in professional fees and $271,000 in investor relations costs.  In addition, savings were achieved in rent and occupancy costs of $325,000 as office space was reduced in Norway as well as the closing of a U.K. office in 2002.

Sales and Marketing.  Sales and marketing costs include all salaries and related expenses of sales and marketing personnel as well as business development expenses such as advertising, sales support materials, and trade show costs.

Sales and marketing costs for the year ended December 31, 2003 amounted to $1.098 million, as compared to $1.875 million for 2002, a decrease of 41.4 percent.  This decrease is attributable to lower staffing levels in the sales department combined with decreased advertising and tradeshow activities throughout 2003.

Software Development and Technology.  Software development and technology expenses consist of costs associated with acquired and internally developed software, and research and development expenses, including fees to independent contractors and salaries and related expenses of personnel engaged in these activities.

Software development and technology expenses decreased to $2.817 million for the year ended December 31, 2003 from $4.101 million for the year ended December 31, 2002, a decrease of 31.3 percent.  This decrease is attributable to government research and development claims made by the Company and a decrease in technology personnel.

Employee Stock Options.  Effective January 1, 2003, the Company adopted the accounting recommendations contained in the CICA handbook Section 3870 – “Stock-based Compensation and Other Stock-based Compensation Payments”.  As a result, the Company recorded an employee stock option expense of $193,000 for the year ended December 31, 2003.  Prior to 2003, no accounting recognition was required for stock-based compensation expense however; the Company was required to disclose the impact of stock option related expenses for previous years on a pro-forma basis.  In 2002, a pro-forma impact of $244,000 and $141,000 in 2003 related to options granted prior to January 1, 2003 is disclosed (Note 11(b)).

Depreciation and Amortization.  Depreciation and amortization expense was $1.901 million for the year ended December 31, 2003 as compared to $2.602 million for the year ended December 31, 2002, a decrease of 26.9 percent.  This decrease reflects a maturing asset pool.

Interest Expense.  Interest expense reflects interest incurred from debt instruments and loans.  Interest expense for the year ended December 31, 2003 was $289,000 compared to $200,000 for December 31, 2002.  During 2003, cash interest expense of $50,000 and non-cash interest expense of $112,000 was incurred related to secured subordinated notes.  Comparatively, cash interest expense of $23,000 and non-cash interest expense of $108,000 was recorded in 2002.  Interest related to the demand loan was $126,000 in 2003 compared to $68,000 in 2002.

Interest Income.  Interest income reflects interest from investments in cash and marketable securities.  Interest income was $9,000 for the year ended December 31, 2003, as compared to $45,000 for the year ended December 31, 2002, a decline of 80.0 percent.  This decline was largely attributable to lower cash deposits and money market funds on hand throughout 2003.

Realized Gain on Settlement of Demand Loan.  On June 30, 2003, the Company settled an outstanding demand loan through the transfer of its investment in an associated company.  The investment had a nominal carrying value and the transfer resulted in a gain on settlement of the demand loan in the amount of $2.195 million.

Realized Gains and Losses on Disposal of Marketable Securities, Strategic Investments and Capital Assets, and Recovery of Assets.  Realized gains on disposal of marketable securities and strategic investments amounted to $20,000 for the year ended December 31, 2003, compared to a loss of $108,000 for the year ended December 31, 2002.  The gain recorded in 2003 resulted from the sale of shares of MegaWheels Technology Inc.  These gains and losses are outside of the normal course of operations but are not considered extraordinary items.

During 2002, the Company disposed of its remaining shares in America Online Inc. (“AOL”) resulting in a realized loss of $143,000.  Realized gains in 2002 included $41,000 from the sale of strategic investments in SCS Solars and MegaWheels.  In 2003, the Company realized a loss from the disposal of surplus capital assets in the amount of $13,000 compared to a gain of $23,000 in 2002.

Unrealized Gains and Losses on Revaluation of Strategic Investments, and Provision for Impairment of Assets.  Unrealized gains and losses on strategic investments, and provisions for impairment of assets are the result of an assessment by management as to the recoverability of the value of certain assets and are not realized losses.  Unrealized gains and losses are outside the normal course of operations but are not considered extraordinary.

Unrealized losses for the year ended December 31, 2002 were $24,000.  We conduct an assessment of our strategic investment portfolio at the end of each fiscal period by analyzing the financial performance of the companies we invested in as well as general market conditions.  In 2002, we recorded impairment provisions totaling approximately $24,000.  As our investments were all in companies in the technology sector, the market performance of these holdings had been dramatically affected by economic conditions.  In 2003, the Company did not record an impairment provision as a result of the assessment.

Goodwill Impairment.  There was no goodwill impairment recorded in 2003 as compared to $14,000 at December 31, 2002.  The goodwill impairment recorded in 2002 relates to a change in goodwill arising on purchase of shares from minority interests during the year.

Retail Activities.  During 2003, the Company received a $67,000 refund from a U.S.-based credit card institution formally engaged by the Company when it operated its on-line retail activities in the U.S.  No similar refunds were received in 2002.

SUMMARY OF QUARTERLY RESULTS

The following table sets forth certain unaudited consolidated statements of operations data for each of the eight most recent quarters that, in management’s opinion, have been prepared on a basis consistent with audited consolidated financial statements contained elsewhere in this annual report and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the information presented. These operating results are not necessarily indicative of results for any future period. You should not rely on them to predict future performance.

Quarter ended (In thousand of Canadian dollars, except per share amounts)	Dec. 31, 2004	Sep. 30, 2004	Jun. 30, 2004	Mar. 31, 2004	Dec. 31, 2003	Sep. 30, 2003	Jun. 30, 2003	Mar. 31, 2003

Revenue	$1,529	$886	$1,331	$1,184	$1,493	$1,701	$1,398	$1, 261
Expenses:
General and administrative	1,020	1,061	1,242	1,042	1,083	1,010	1,433	1,122
Sales and marketing	149	149	168	283	192	259	328	319
Software development and technology	880	678	904	795	727	497	730	863
	2,049	1,888	2,314	2,120	2,002	1,766	2,491	2,304

Loss before employee stock options, depreciation and amortization, interest expense and interest income	(520)	(1,002)	(983)	(936)	(509)	(65)	(1,093)	(1,043)

Employee stock options	—	—	11	28	60	130	1	2
Depreciation and amortization	94	374	366	356	376	333	591	601
Interest expense	162	145	65	67	51	63	75	100
Interest income	(3)	—	(2)	(1)	(2)	(1)	(1)	(5)
	253	519	440	450	485	525	666	698

Loss before the undernoted	(773)	(1,521)	(1,423)	(1,386)	(994)	(590)	(1,759)	(1,741)

Gains (losses) on disposal of capital assets and strategic investments	—	—	—	(1)	—	—	23	(16)
Gain on settlement of demand loan	—	—	—	—	—	—	2,195	—
Retail activities	—	—	—	—	—	—	67	—
	—	—	—	(1)	—	—	2,285	(16)

Net (Loss) Income for the Period	$(773)	$(1,521)	$(1,423)	$(1,387)	$(994)	$(590)	$526	$(1,757)

Basic and Diluted (Loss) Income Per Share	$(0.01)	$(0.02)	$(0.02)	$(0.02)	$(0.02)	$(0.01)	$0.01	$(0.03)

SEASONALITY AND TRENDS

Historically, revenues have remained relatively consistent when compared with the same quarter of the prior year; however; there was a significant decline in third quarter 2004 revenues when compared to the same quarter of 2003. Overall revenue decreased to $886,000 for the quarter ended September 30, 2004 from $1.7 million for the quarter ended September 30, 2003.

The decrease was primarily attributable to reduced revenue in North America of $241,000 and reduced revenue from Ireland/U.K. of $312,000. The Company decided to re-target North American resources to focus primarily on the efforts of the GE joint venture which resulted in the decline of revenues.  In addition, the Company experienced reduced revenue from existing customers over 2003 coupled with slower than planned service implementation relating to the NHS. Additionally, revenue from Norway in 2004 was lower than 2003 levels primarily due to a decline in development contracts and 2003 revenue generated from the partial forgoing of the traditional Norwegian vacation shutdown in the period.

Traditionally, the Company incurs higher expenses in the first and second quarters of each year due to seasonal expenses related to regulatory, filing and Annual Meeting costs.

LIQUIDITY

The Company has been funded to date primarily through a series of private placements of equity and convertible debentures, sales of equity to and investments from strategic partners, gains from investments and option exercises.  Since inception, the Company has received aggregate net proceeds of $87.7 million from debt and equity financing and has realized $23.7 million in gains on investment disposals. The Company has not earned profits to date and, at December 31, 2004, has an accumulated deficit of $104.866 million.  The Company expects to incur losses into 2005 and there can be no assurance that it will ever achieve profitability.  Operating results have varied on a quarterly basis in the past and may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of the Company’s control.

The Company has incurred negative annual cash flows from operations since inception and expects to continue to expend substantial funds to continue to develop technology, build an infrastructure to support business development efforts and expand other areas of business including the acquisition of, or strategic investments in, complementary products, businesses or technologies.  The Company has historically relied on non-operational sources of financing to fund its operations.  The Company’s ability to continue as a going concern will be dependent on management’s ability to successfully execute its business plan including a substantial increase in revenue as well as maintaining operating expenses at or near the same level as 2004.  Management’s 2005 business plan includes a significant increase in revenue and operating cash flow primarily from major new contracts in Norway, the UK and North America.  Management believes that it has the ability to raise additional financing if required.  The Company cannot provide assurance that it will be able to execute on its business plan or assure that efforts to raise additional financings would be successful.

Cash and cash equivalents increased slightly by $8,000 to $453,000 as at December 31, 2004 from $445,000 as at December 31, 2003.

Current assets of $2.196 million exceeded current liabilities (excluding deferred revenue) of $1.680 million in the current fiscal year by $516,000.  Current assets of $1.947 million exceeded current liabilities (excluding deferred revenue) of $1.370 million by $577,000 in the prior year.  Deferred revenue has been excluded from current liabilities as it is expected to be settled by resources other than cash.

i) Operating:

Cash outflows from operating activities remained relatively unchanged at $3.3 million in the current fiscal year compared to cash outflows from operating activities of $3.4 million in the prior year.

Non-cash working capital resulted in inflows of $322,000 in fiscal 2004 as compared to outflows of $728,000 in fiscal 2003, an increase of $1.05 million, as summarized in the following table:

	2004	2003	Difference
	(in thousands)

Accounts receivable	$(151)	$444	$(595)
Deposits and prepaid expenses	(8)	60	(68)
Accounts payable	288	(87)	375
Accrued liabilities	139	(491)	630
Deferred revenue	44	(741)	785
Effect of currency translation	10	87	(77)
	$322	$(728)	$1,050

ii) Investing:

No significant cash flows resulted from investing activities in fiscal 2004.  In 2004, $40,000 was spent on capital asset acquisitions as compared to $45,000 in expenditures for 2003.  In 2003, proceeds in the amount of $62,000 were earned from the disposal of capital assets, strategic investments and marketable securities.  No such proceeds were earned in 2004.

iii) Financing:

Cash flows generated as the result of financing activities totaled $3.3 million in fiscal 2004.  The sources of cash included an equity private placement and the issuance of convertible debt, which was slightly offset by deferred financing costs related to the convertible debt issuance.  Cash flows generated in financing activities were $2.5 million for 2003, including an equity private placement and a convertible debt private placement.

iv) Contractual Obligations:

As at December 31, 2004 the Company’s contractual obligations, including payments due by periods over the next five years, are as follows:

(C$000’s)	Total	2005	2006	2007	2008	2009	2010 and thereafter

Operating leases	$1,867	$416	$369	$339	$310	$279	$154
License agreements	510	120	120	120	120	30	—
Secured subordinated notes - principal repayment(a)	2,605	—	375	2,230	—	—	—
Secured subordinated notes - interest payment (a)	800	41	26	733	—	—	—
	$5,782	$577	$890	$3,422	$430	$309	$154

(a)  Assumes secured subordinated notes are held to maturity.

CAPITAL RESOURCES

There were minor additions to capital assets during the years ended December 31, 2004 and 2003.  In 2003, the liquidation of redundant capital assets resulted in net proceeds of $34,000.

During 2004, the Company incurred $167,000 of costs associated with the issuance of secured subordinated notes, which were recorded as deferred financing charges.  The deferred financing charges are being amortized on a straight-line basis over the term of the underlying notes.  No deferred charges were incurred in 2003.

FUNDING

Overview.  The Company has been funded to date primarily through a series of private placements of equity and convertible debentures, sales of equity to and investments from strategic partners, gains from investments and option exercises.  Since inception, the Company has received aggregate net proceeds of $87.7 million from debt and equity financing and has realized $23.7 million in gains on investment disposals.

Funding – 2005

On February 23, 2005, the Company completed a transaction resulting in the issuance of 2.5 million equity units at a price of $0.23 per unit for gross proceeds of $575,000.  Each equity unit consists of one common share and one common share-purchase warrant with an exercise price of $0.40 each.  The warrants expire on February 22, 2009.

Funding – 2004

On May 19, 2004, the Company issued Series F secured subordinated notes with a face value of $500,000 for net proceeds of $474,000.  The Series F notes have an annual rate of interest of 7 percent paid quarterly in arrears, mature May 19, 2007 and are convertible into equity units at a price of $0.31 per unit.  Each equity unit consists of one common share and one half of a share-purchase warrant with an exercise price of $0.50.  The share-purchase warrants expire on May 19, 2007.  The Series F secured subordinated notes will automatically convert into units when the share price of the Company closes above $0.70 for five consecutive trading days during the term.  Holders may convert the notes into units at anytime following a four-month hold period.  If the holder does not convert and no automatic conversion takes place, the Company must repay the principal amount in cash. The Series F notes are secured by a general security agreement on the assets of the Company, subordinated to the security claims provided to the holders of previously issued notes.

On June 15, 2004, the Company issued Series G secured subordinated notes with a face value of $1,710,000 for net proceeds of $1,624,000.  The Series G notes mature June 15, 2007, have an annual rate of interest of 7 percent payable upon the earlier of maturity and conversion and are convertible into equity units at a price of $0.31 per unit.  Each equity unit consists of one common share and one half of a share-purchase warrant with an exercise price of $0.50.  The share-purchase warrants expire on June 15, 2008.  The Series G secured subordinated notes will automatically convert into units when the volume-weighted average share price of the Company closes above $0.70 for 20 consecutive trading days during the term.  Holders may convert the notes into units at anytime following a four-month hold period.  If the holder does not convert and no automatic conversion takes place, the Company must repay the principal amount in cash.  The Series G notes are secured by a general security agreement on the assets of the Company, subordinated to the security claims provided to the holders of previously issued notes.

On October 21, 2004, the Company issued Series H secured subordinated notes with a face value of $520,000 for net proceeds of $500,000.  The Series H notes mature October 21, 2007, have an annual rate of interest of 11 percent payable upon the earlier of maturity and conversion and are convertible into equity units at a price of $0.20 per unit.  Each equity unit consists of one common share and one half of a share-purchase warrant with an exercise price of $0.40.  The share-purchase warrants expire on October 21, 2008.  The Series H secured subordinated notes will automatically convert into units when the share price of the Company closes at or above $0.45 for 10 consecutive trading days during the term.  Holders may convert the notes into units at anytime following a four-month hold period.  If the holder does not convert and no automatic conversion takes place, the Company must repay the principal amount in cash.  In order to obtain the required approvals to issue the Series H notes, the Company retroactively increased the interest rate on the Series G notes from an annual rate of 7 percent to an annual rate of 11 percent.  The Series H notes are secured by a general security agreement on the assets of the Company, subordinated to the security claims provided to the holders of previously issued notes.

On December 6, 2004, the Company completed a transaction resulting in the issuance of 5,000,000 shares at a price of $0.20 per share and 5,000,000 common share-purchase warrants exercisable into one common share at a price of $0.35 for gross proceeds of $1,000,000.  The warrants expire on December 6, 2008.  Gross proceeds were comprised of $800,000 in cash and $200,000 in services.  Issuance costs in the amount of $61,000 were incurred, including $19,000 representing the fair value of 150,000 compensation options issued to First Associates.  The compensation options are exercisable into 150,000 equity units at a price of $0.20 per unit.  Each equity unit consists of one common share and one common share-purchase warrant with an exercise price of $0.35 and an expiry date of December 6, 2008.  The compensation options expire on December 6, 2006.  Included in this private placement were 100,000 shares issued to a director of the Corporation for net proceeds of $20,000.

FUNDING - 2003

During the period from January 1 to June 26, 2003, the Company issued 4,879,000 common shares at a price of $0.24 per share and 2,733,000 common share-purchase warrants exercisable into one common share at $0.40 for net proceeds of $1.148 million.  The warrants expire on June 26, 2005.  Included in this private placement were 2,146,000 shares issued to a director and officer of the Company for total net proceeds of $505,000.  None of the 2,733,000 warrants had been converted into common shares at December 31, 2003.

On August 19, 2003 the Company issued Series E secured subordinated notes with a face value of $1.0 million for net proceeds of $994,000.  The Series E notes have an annual rate of interest of 11 percent that is paid quarterly in arrears, mature in August 2006 and are convertible into equity units at a price of $0.35 per unit.  Each equity unit consists of one common share and one half of a share-purchase warrant with an exercise price of $0.50.  The Series E secured subordinated notes will automatically convert into units when the share price of the Company closes above $0.70 for five consecutive trading days during the term.  The holders of this Series E may convert at anytime following a four-month hold period.  If the holder does not convert and no automatic conversion takes place, the Company must repay the principle amount to the holders of the Series E secured subordinated notes in cash.  As part of this private placement, the Company issued 30,000 common share-purchase warrants to an associate of Stonestreet Limited Partnership (“Stonestreet”) in consideration for professional fees.  Each such warrant entitles the holder to purchase one common share of the Company for $0.50 at any time up to and including August 18, 2006.  The Series E notes were issued to private investors including an amount totaling $100,000 issued to directors and/or senior officers of the Company.  The Series E notes are secured by a general security agreement on the assets of the Company, subordinated to the security claims provided to the holders of previously issued notes.

FUNDING – 2002

On April 25, 2002, the Company entered into an agreement with Stonestreet for a $1.1 million private placement.  The Company issued 3.3 million common shares at US $0.21 per share and warrants exercisable into 1 million common shares at US $0.35 per share.  The warrants were exercised on December 17, 2002, providing an additional $550,000 in gross proceeds to the Company.

On August 30, 2002, the Company entered into a private placement agreement of secured subordinated notes (Series A, B and D notes) with Stonestreet and a group of private investors for total gross proceeds of  $1 million.  The Series A, B and D notes are secured by a general security agreement on the assets of the Company.

Pursuant to the agreement with Stonestreet dated April 25, 2002, on August 30, 2002, the Company also issued a $120,000 secured subordinated note (Series C note) in exchange for the waiver of certain US registration rights granted to Stonestreet.

On August 30, 2002, ADB entered into a series of agreements with a lender, an unrelated party, whereby the lender granted to ADB and ADB Systems International Inc. (“Old ADB”) a secured loan in the aggregate principal amount of $2,000,000 and bearing interest at the rate of 12 percent per annum.  As part of this transaction, ADB and Old ADB implemented the Arrangement  (as defined below).

ADB Systems International Ltd. was created on August 30, 2002.  Upon implementation of a plan of arrangement approved by the shareholders of ADB on October 22, 2002 and approved by the Ontario Superior Court of Justice effective October 31, 2002 (the Arrangement), the shareholders of ADB exchanged their shares for shares of the Company on a one-for-one basis.  All assets and liabilities of ADB, other than those related to its retail activities, were transferred to the Company as of that date in the form of a return of capital.  Old ADB subsequently changed its name to Bid.com International Ltd. (“Bid.Com Ltd.”)

The Company and the lender entered into an arrangement whereby online retail operations utilizing the online retail technology, experience and expertise of ADB developed and operated under the name “Bid.Com International Inc.” in the on-line selling of consumer products to be supplied by the lender would be conducted by Bid.Com Ltd.  The loan matured on June 30, 2003 or upon earlier demand and the Company had the right after the earlier of June 1, 2003 and demand for payment to repay the loan in cash or to transfer to the lender 100 percent of the issued shared of Bid.Com Ltd. acquired by the Company as a consequence of the Arrangement for proceeds equal to the outstanding principal amount and accrued interest then owing to the lender.  The obligations of the Company and Bid.Com Ltd. were secured by a general security agreement delivered by the Company to the lender and a pledge of the shares of the Company’s Norwegian subsidiary.

On December 31, 2002 the Company owned 100 percent of the issued and outstanding shares of Bid.Com Ltd., but had determined that, for accounting purposes, consolidation of Bid.Com Ltd. is not appropriate.  This determination was based upon the Company’s evaluation of its continuing ability to determine the strategic operating policies of Bid.Com Ltd. without the cooperation of others, its ability to obtain future economic benefits from the resources of Bid.Com Ltd., and its exposure to the related risks of ownership.  Therefore, the Company accounted for its investment in Bid.Com Ltd. on the equity basis.  On October 22, 2002, after obtaining shareholder approval, the above-noted debt instruments became convertible into units at $0.12 per unit at the option of the holder.  Each Series A, B, and D unit consists of one common share and one-half common share purchase warrant.  Series C notes also became convertible into common shares at a conversion price of $0.12 per share at the option of the holder or at the option of the Company.  Upon conversion, the Company will issue 9.333 million common shares for no additional consideration and 4.167 million warrants exercisable into an equal number of common shares at $0.14 per share.

On June 30, 2003, the Company exercised its put option to transfer 100 percent of the issued shares of Bid.Com Ltd. in full settlement of the outstanding principal and accrued interest owed to the lender.

FUNDING – 2001

During 2001, the Company continued to liquidate its AOL position to fund operations.  In addition, the Company disposed of its equity position in Point2 for $2.6 million and recovered an $811,000 receivable from Point2 that had been provided for in 2000.

In October 2001, with the acquisition of ADB Systemer, the Company paid $2.293 million in cash to the shareholders of ADB Systemer in connection with the acquisition.  As a result of that acquisition, cash of  $814,000 held by ADB Systemer was acquired.

TRANSACTIONS WITH RELATED PARTIES

On August 30, 2002, the Company entered into a series of agreements with a lender, an unrelated party, whereby the lender granted to the Company a secured loan in the aggregate principal amount of $2 million (Note 19).  The Company and the same unrelated party also entered into an agreement whereby on-line retail operations were to be conducted by Bid.Com Ltd.  These operations utilized the on-line retail technology, experience and expertise of the Company developed and operated under the name “Bid.Com International Inc.” in the on-line selling of consumer products supplied by the lender.

On June 30, 2003, the Company exercised its option to transfer 100 percent of the issued shares of Bid.Com Ltd. in full settlement of the outstanding principal and accrued interest owed to the lender.

The Company owned 100 percent of the issued and outstanding shares of Bid.Com Ltd., but determined that, for accounting purposes, consolidation of Bid.Com Ltd. was not appropriate.  This determination was based upon the Company’s evaluation of its continuing ability to determine the strategic operating policies of Bid.Com without the cooperation of others, its ability to obtain the future economic benefits from the resources of Bid.Com Ltd., and its exposure to the related risk of ownership.  Therefore, the Company accounted for its investment in Bid.Com Ltd. on the equity basis.  The Company was not exposed to losses incurred by Bid.Com Ltd., and accordingly this investment was carried at a nominal amount.  U.S. GAAP required consolidation of the investment in Bid.Com Ltd. in the Company’s financial statements.  The impact of this U.S. GAAP difference from Canadian GAAP is disclosed in note 24 to the financial statements.

Condensed income statement and cash flow information for Bid.Com Ltd. for the six-month period ended June 30, 2003 is as follows:

2003
(in thousands)
Revenue	$3,614
Net income (loss)	208
Change in cash resources	(358)

Revenue of $35,000 related to web-site development, support and maintenance services provided to Bid.com Ltd. has been included in the consolidated results of the Company for the six months ended June 30, 2003.  In addition, the Company charged overhead-related costs of $76,000 for rent, connectivity and management fees to Bid.com Ltd. for the six-month period ended June 30, 2003.  These overhead charges have been recorded as a reduction of expenses in the consolidated financial statements for the year ended December 31, 2003.

On August 30, 2002, the Company entered into a private placement agreement of secured subordinated notes (Series A, B and D notes) with a group of private investors for total gross proceeds of  $1.12 million.   The notes are secured by a general security agreement on the property and assets of ADB.

The following officers and directors purchased the Series D notes: Chris Bulger, a director of the Company, purchased $20,000 of Series D, which were converted on December 22, 2004 into 166,667 common shares and 83,333 common share-purchase warrants.  These warrants were also exercised on December 22, 2004.  Paul Godin, a director of the Company, purchased $25,000 of Series D notes that were converted on December 13, 2002 to 208,333 common shares and 104,167 share-purchase warrants. These warrants were exercised on October 21, 2003.  Jeff Lymburner, CEO and a director of the Company, purchased $75,000 of Series D notes of which $54,750 were converted on April 1, 2004 into 456,250 shares and 228,125 common share-purchase warrants and the remaining $20,250 were converted on August 5, 2004 into 168,750 common shares and 84,375 common share-purchase warrants.  The 228,125 common share purchase warrants were exercised into an equal number of common shares by April 19, 2004. The remaining 84,375 warrants expired, unexercised on December 31, 2004. Aidan Rowsome, VP Global Sales, purchased $15,000 of Series D notes that were converted on February 3, 2003 to 125,000 common shares and 62,500 common share-purchase warrants.  These warrants were exercised on December 21, 2004.

On May 9, 2003, the Company issued 666,666 common shares to Jeff Lymburner, CEO of the Company, in consideration of gross proceeds of $200,000 as part of a private placement financing.

On August 19, 2003, the Company entered into a private placement agreement of secured subordinated notes (Series E notes) with a group of private investors for total gross proceeds of  $1.0 million.   The notes are secured by a general security agreement on the property and assets of ADB.

The following officers and directors purchased the Series E notes: Paul Godin, a director of the Company, purchased $50,000 of Series E notes that have not yet been converted. Jim Moskos, President Technology Group and a director of the Company purchased $35,000 of Series E notes that have not yet been converted. Michael Robb, CFO and Corporate Secretary of the Company, purchased $15,000 of Series E notes that have not yet been converted.

The following officers and directors purchased Series G notes: Jeff Lymburner, CEO of the Company, purchased $100,000 of Series G notes that have not yet been converted; Jan Pedersen, President, European Operations and a director of the Company, purchased $60,000 of Series G notes that have not yet been converted; and Jim Moskos, President Technology Group and a director of the Company, purchased $10,000 of Series G notes that have not yet been converted.

The following officers and directors purchased Series H notes: Jeff Lymburner, CEO of the Company, purchased $200,000 of Series H notes that have not yet been converted; Jim Moskos, President, Technology Group and a director of the Company, purchased $20,000 of Series H notes that have not yet been converted; and Paul Godin, a director of the Company, purchased $50,000 of Series G notes that have not yet been converted.

In December 2004, the Company issued 100,000 Units at a price of $0.20 to Paul Godin, a director of the Company, in consideration of gross proceeds of $20,000 as part of a private placement financing. Each Unit consists of one common share and one common share purchase warrant. Each common share purchase warrant may be exercised by Mr. Godin to purchase one common share at a price of $0.35. The warrants were issued for a four-year term and will expire on December 6, 2008.

Management’s Report

Preparation of the consolidated financial statements accompanying this annual report and the presentation of all other information in this report is the responsibility of management.  The financial statements have been prepared in accordance with appropriate and generally accepted accounting principles and reflect management’s best estimates and judgments.  All other financial information in the report is consistent with that contained in the financial statements.  The Company maintains appropriate systems of internal control, policies and procedures which provide management with reasonable assurance that assets are safeguarded and that financial records are reliable and form a proper basis for preparation of financial statements.

The Board of Directors ensures that management fulfills its responsibilities for financial reporting and internal control through an Audit Committee which is composed of non-executive directors. The Audit Committee reviewed the consolidated financial statements with management and external auditors and recommended their approval by the Board of Directors.  The consolidated financial statements have been audited by Deloitte & Touche LLP, Chartered Accountants.  Their report stating the scope of their audit and their opinion on the consolidated financial statements is presented below.

Jeff Lymburner	Michael Robb
CEO	Chief Financial Officer

Report of Independent Registered Chartered Accountants
To the Shareholders of ADB Systems International Ltd.

We have audited the consolidated balance sheets of ADB Systems International Ltd. as at December 31, 2004 and 2003, and the consolidated statements of operations, deficit and cash flows for each of the years in the three year period ended December 31, 2004.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2004 and 2003 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2004 in accordance with Canadian generally accepted accounting principles.

Independent Registered Chartered Accountants
Toronto, Ontario, Canada
March 6, 2005

Comments by Independent Registered Chartered Accountants on Canada – United States Reporting Difference

The standards of the Public Company Accounting Oversight Board (United States) require the addition of an explanatory paragraph when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those described in Note 2 to the financial statements.  Although we conducted our audits in accordance with Canadian generally accepted auditing standards and the Standards of the Public Company Accounting Oversight Board (United States), our report to the Shareholders dated March 6, 2005 is expressed in accordance with Canadian reporting standards which do not permit a reference to such conditions and events in the auditors’ report when these are adequately disclosed in the financial statements.

Independent Registered Chartered Accountants
Toronto, Ontario, Canada
March 6, 2005

Consolidated Balance Sheets
December 31, 2004 and 2003
(in thousands of Canadian dollars)

	2004	2003

ASSETS

CURRENT
Cash	$440	$432
Marketable securities	13	13
Accounts receivable	1,535	1,384
Deposits and prepaid expenses	208	118
	2,196	1,947

CAPITAL ASSETS (Note 4)	142	266
ACQUIRED SOFTWARE (Note 20)	—	846
DEFERRED CHARGES (NET) (Note 5)	155	—
ACQUIRED AGREEMENTS (Note 21)	—	150
TRADEMARKS AND INTELLECTUAL PROPERTY (NET)	—	2
	$2,493	$3,211

LIABILITIES

CURRENT
Accounts payable	$870	$700
Accrued liabilities	810	670
Deferred revenue	135	91
	1,815	1,461

SECURED SUBORDINATED NOTES (Note 6)	1,684	721
	3,499	2,182

NON-CONTROLLING INTEREST	3	3
COMMITMENTS AND CONTINGENCIES (Notes 2 and 14)

SHAREHOLDERS’ DEFICIENCY
Share capital (Note 8)	100,052	97,674
Contributed surplus (Note 9)	1,282	1,289
Warrants (Note 10)	405	324
Stock options (Note 11)	936	898
Other options (Note 12)	78	—
Conversion feature on secured subordinated notes (Note 6)	992	497
Cumulative translation account	112	106
Deficit	(104,866)	(99,762)
	(1,009)	1,026
	$2,493	$3,211

On behalf of the Board:

Director	Director

See notes to consolidated financial statements.

Consolidated Statements of Operations
Years ended December 31, 2004, 2003 and 2002
(in thousands of Canadian dollars, except per share amounts)

	2004	2003	2002

Revenue	$4,930	$5,853	$5,780

General and administrative	4,365	4,648	6,288
Sales and marketing	749	1,098	1,875
Software development and technology	3,257	2,817	4,101
	8,371	8,563	12,264
Loss before employee stock options, depreciation and amortization, interest expense and interest income	(3,441)	(2,710)	(6,484)
Employee stock options (Note 11)	39	193	—
Depreciation and amortization	1,190	1,901	2,602
Interest expense	439	289	200
Interest income	(6)	(9)	(45)
	1,662	2,374	2,757
Loss before the undernoted	(5,103)	(5,084)	(9,241)

Realized gain on settlement of demand loan (Note 19)	—	2,195	—
Realized gains and losses on disposal of marketable securities, strategic investments and capital assets (Note 17)	(1)	7	(85)
Unrealized gains and losses on revaluation of strategic investments (Note 18)	—	—	(24)
Goodwill impairment (Note 22)	—	—	(14)
Retail activities (Note 16)	—	67	—
	(1)	2,269	(123)

NET LOSS FOR THE YEAR	$(5,104)	$(2,815)	$(9,364)

LOSS PER SHARE (Note 8(d))	$(0.08)	$(0.05)	$(0.22)

See notes to consolidated financial statements.

Consolidated Statements of Deficit
Years ended December 31, 2004, 2003 and 2002
(in thousands of Canadian dollars)

	2004	2003	2002

DEFICIT, BEGINNING OF YEAR	$(99,762)	$(96,947)	$(87,583)

NET LOSS FOR THE YEAR	(5,104)	(2,815)	(9,364)

DEFICIT, END OF YEAR	$(104,866)	$(99,762)	$(96,947)

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows
Years ended December 31, 2004, 2003 and 2002
(in thousands of Canadian Dollars)

	2004	2003	2002

NET INFLOW (OUTFLOW) OF CASH RELATED TO THE FOLLOWING ACTIVITIES

OPERATING
Net loss for the year	$(5, 104)	$(2,815)	$(9,364)
Items not affecting cash
Depreciation and amortization	1,190	1,901	2,602
Non cash customer acquisition costs	—	38	—
Non cash interest expense	266	239	108
Employee stock options	39	193	—
Stock compensation to third parties	—	—	25
Realized gain on settlement of demand loan (Note 19)	—	(2,195)	—
Realized gains and losses on disposal of marketable securities, strategic investments, and capital assets (Note 17)	1	(7)	85
Unrealized gains and losses on revaluation of strategic investments (Note 18)	—	—	24
Goodwill impairment (Note 22)	—	—	14
	(3,608)	(2,646)	(6,506)
Changes in non cash operating working capital (Note 15)	322	(728)	61
	(3,286)	(3,374)	(6,445)

INVESTING
Capital assets	(40)	(45)	(43)
Capitalized software, trademarks and intellectual property	—	—	(7)
Marketable securities	—	8	1,556
Proceeds from disposal of capital assets	—	34	167
Proceeds from disposal of joint venture and strategic investments (Note 17 (a))	—	20	126
Purchase of non-controlling interest	—	—	(14)
	(40)	17	1,785

FINANCING
Issuance of common shares for cash (Note 8 (b))	903	1,458	1,506
Repayment of capital lease	—	—	(42)
Secured subordinated notes (Note 6)	2,598	994	1,000
Deferred charges (Note 5)	(167)	—	(1,024)
Demand loan (Note 19)	—	—	2,000
	3,334	2,452	3,440

NET CASH INFLOW (OUTFLOW) DURING THE YEAR	8	(905)	(1,220)
CASH, BEGINNING OF YEAR	432	1,337	2,557
CASH, END OF YEAR	$440	$432	$1,337

SUPPLEMENTAL DISCLOSURE OF CASH PAYMENTS
Interest paid	$60	$48	$24
Income taxes	$—	$—	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES – See Note 15

See notes to consolidated financial statements.

Notes to the Consolidated Financial Statements
Years ended December 31, 2004, 2003 and 2002
(in Canadian dollars)

1.              DESCRIPTION OF BUSINESS

ADB Systems International Ltd. (“ADB” or the “Company”) delivers asset lifecycle management solutions that enable companies to source, manage and sell assets for maximum value.  ADB works with a growing number of customers and partners in a variety of sectors including the asset-intensive oil and gas industry to improve operational efficiencies.  ADB also enables customers in government, manufacturing and financial services sectors to reduce purchasing costs and improve procurement processes.

ADB was created on August 30, 2002.  Upon implementation of a special resolution of the shareholders of the Company and shareholders of ADB Systems International Inc. (“Old ADB”, formerly Bid.Com International Inc. (“Bid.Com”)), pursuant to Section 182 of the Business Corporations Act (Ontario), the shareholders of Old ADB exchanged their shares for shares of the Company on a one-for-one basis on October 22, 2002.  All assets and liabilities of Old ADB, other than those related to retail activities (Note 16) were transferred to the Company on that date in the form of a return of capital.  ADB conducted no activities prior to October 22, 2002.  Old ADB subsequently changed its name to Bid.Com International Ltd. (“Bid.Com Ltd.”).

These consolidated financial statements reflect the financial position of the Company as at December 31, 2004 and 2003, and results of its operations and its cash flows subsequent to October 22, 2002, and results of operations and of cash flows of Old ADB for the 2002 period prior to October 22, 2002 based upon continuity of interests accounting as no substantive change of ownership occurred.

Bid.Com was an on-line auction service provider and e-tailer.  During 2000, the Company refocused its business model to become an on-line enabling service to other businesses seeking to use its on-line retailing technologies.  The Company provides businesses with the use of its software and hardware technology over a specific term in addition to consulting, implementation, and training services.  In October 2001, Bid.Com acquired ADB Systemer ASA (“ADB Systemer”), a Norway-based software vendor of enterprise asset management and electronic procurement applications.  The Company changed its name to ADB Systems International Inc. to reflect its expanded product offering.

2.              CONTINUATION OF THE BUSINESS

While the accompanying consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern, certain adverse conditions and events cast substantial doubt upon the validity of this assumption. The Company has not yet realized profitable operations and has relied on non-operational sources of financing to fund operations.  The Company’s ability to continue as a going concern will be dependent on management’s ability to successfully execute its business plan including a substantial increase in revenue as well as maintaining operating expenses at or near the same level as 2004.  Management’s 2005 business plan includes a significant increase in revenue and operating cash flow primarily from major new contracts in Norway, the UK and North America.  Management believes that it has the ability to raise additional financing if required.  The Company cannot provide assurance that it will be able to execute on its business plan or assure that efforts to raise additional financings would be successful.

These financial statements do not include adjustments or disclosures that may result from the Company’s inability to continue as a going concern.  If the going concern assumption were not appropriate for these financial statements, then adjustments would be necessary in the carrying values of assets and liabilities, the reported net losses and the balance sheet classifications used.

Management believes that continued existence beyond 2004 is dependent on its ability to increase revenue from existing products, and to expand the scope of its product offering which entails a combination of internally developed software and partnerships with third parties.

3.              SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in Canada (Canadian GAAP), which are substantially the same as generally accepted accounting principles in the United States (U.S. GAAP), except as disclosed in Note 24.  The accompanying consolidated financial statements are prepared using accounting principles applicable to a going concern, which assumes that the Company will continue in operation for a reasonable period of time and will be able to realize its assets and discharge its liabilities in the normal course of operations (see Note 2).

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and subsidiaries over which it exercises control.  Business acquisitions are accounted for under the purchase method and operating results are included in the consolidated financial statements as of the date of the acquisition of control.  All material inter-company transactions have been eliminated.

INVESTMENT IN ASSOCIATED COMPANY

The investment in Bid.Com Ltd. was accounted for under the equity method (see Note 23).  This method was considered appropriate based upon management’s inability to determine the strategic operating policies of the associated company without the cooperation of others, its inability to obtain future economic benefits from the associated company, and its lack of exposure to the related risks of ownership.  U.S. GAAP required consolidation of the investment in associated company.  The impact of this difference in U.S. GAAP from Canadian GAAP is disclosed in these financial statements in Note 24 — Reconciliation of United States GAAP.

MARKETABLE SECURITIES

Marketable securities are comprised of interest-bearing certificates carried at cost plus accrued interest which approximate market value.

CAPITAL ASSETS AND AMORTIZATION

Capital assets are carried at cost less accumulated amortization.  Amortization is calculated on a straight-line basis in amounts sufficient to amortize the cost of capital assets over their estimated useful lives as follows:

Computer hardware	3 years
Computer software	1 year or life of the license
Furniture and fixtures	5 years
Leasehold improvements	life of the lease

SOFTWARE DEVELOPMENT COSTS

The cost of software internally developed for client applications through e-commerce enabling agreements and software licensing is expensed as incurred.

ACQUIRED SOFTWARE

The cost of core software acquired as a result of the acquisition of ADB Systemer ASA was capitalized and amortized over three years, the estimated useful life of the software.

ACQUIRED AGREEMENTS

Acquired agreements were capitalized based on the estimated fair value of common share purchase warrants issued in exchange for entering into certain agreements and are amortized over the initial term of the agreements.  The fair value of these warrants is calculated based on the Cox-Rubinstein binomial valuation model.

TRADEMARKS AND INTELLECTUAL PROPERTY

Trademarks and intellectual property are recorded at cost and amortized on a straight-line basis over two years.  Trademarks and intellectual property acquired as a result of the acquisition of ADB Systemer ASA, and directly attributable to core software products, were capitalized and have been amortized over three years, the estimated useful life of the related software.

GOODWILL

In 2001, the Company adopted the provisions of the Canadian Institute of Chartered Accountants (“CICA”) Handbook sections 1581 and 3062, whereby the purchase price of an acquired business is allocated to all assets and liabilities, including identifiable intangible assets, based on their fair values.  Any purchase price in excess of those fair values is recorded as goodwill.  Goodwill must be tested annually for impairment on a fair value basis, and where the carrying value exceeds fair value, a goodwill impairment loss must be recorded.  This accounting policy became effective January 1, 2002 with a transition provision beginning July 1, 2001.  Management assessed the carrying value of the goodwill arising from the acquisition of ADB Systemer, and determined that a permanent decline had occurred in the fair value of goodwill at December 31, 2002 based on estimated future cash flows from the business acquired.

TRANSLATION OF FOREIGN CURRENCIES

The accompanying consolidated financial statements are prepared in Canadian dollars.  The Company’s foreign subsidiaries in the United States, Ireland and the United Kingdom are classified as fully integrated with the functional currency being the Canadian dollar.  The Company uses the temporal method of foreign currency translation for these operations.  Monetary assets and liabilities are translated at the exchange rates in effect on the balance sheet date.  Non-monetary assets are translated at historic exchange rates.  Revenue and expense amounts are translated using the average exchange rate for the year except amortization of capital assets which is translated at historic exchange rates.  Gains and losses from foreign exchange translations are included in the statement of operations.

The Company’s subsidiary in Norway is classified as a self-sustaining operation whereby the functional currency of the operation is the Norwegian krone.  The Company uses the current rate method of translation for these operations.  Assets and liabilities are translated at the rate of exchange in effect at the balance sheet date.  Revenue and expenses (including depreciation and amortization) are translated using the average exchange rate for the year.  Gains and losses from foreign exchange translations are included as a separate component of shareholders’ equity.

LOSS PER SHARE

The treasury stock method of calculating diluted earnings per share is used.  For the years presented, all stock options, convertible debentures and warrants are anti-dilutive, therefore diluted loss per share is equal to basic loss per share.  The basic loss per share calculation is based on the weighted average number of shares outstanding during the year.

REVENUE RECOGNITION

The Company’s revenues are derived from software license fees, implementation, training and consulting services, product maintenance and customer support, and software development, and hosting fees. Fees for services are billed separately from licenses of the Company’s product.  The Company recognizes revenue in accordance with Canadian GAAP, which in the Company’s circumstances, are not materially different from the amounts that would be determined under provisions of the American Institute of Certified Public Accountants Statements of Position (SOP) No. 97-2, “ Software Revenue Recognition”, and as amended by Statement of Position 98-9, “Modification of SOP 97-2, Software revenue Recognition, With Respect to Certain Transactions”. The Company also considers the provisions of CICA EIC 141, which is analogous to Staff Accounting Bulletin (SAB) 104, “Revenue Recognition in Financial Statements”, and CICA EIC 142, which is analogous to the Emerging Issues Task Force consensus on EITF 00-21, “Accounting for Revenue Arrangements with Multiple Elements,” in determining the appropriate revenue recognition methodology.

SOFTWARE LICENSE REVENUE

The Company recognizes software license revenue in accordance with the terms of the license agreement and when the following criteria as set out in SOP No. 97-2 are met:

•      persuasive evidence of an arrangement exists,

•      delivery has occurred,

•      the fee is fixed or determinable, and

•      collectibility is probable.

Software license revenue consists of fixed license fee agreements involving perpetual licenses.

Software license agreements may be part of multiple element arrangements that include consulting and implementation services.  When these services are considered essential to the functionality of the license, the associated revenue is recognized on the basis of the percentage of completion method as specified by contract accounting principles.  When these services are not considered essential to the functionality of the license, the entire arrangement fee is allocated to each element in the arrangement based on the respective vendor specific objective evidence (“VSOE”) of the fair value of each element.  VSOE used in determining the fair value of license revenues is based on the price charged by the Company when the same element is sold in similar quantities to a customer of a similar size and nature.  VSOE used in determining fair value for installation, implementation and training based on the standard daily rates for the type of service being provided multiplied by the estimated time to complete each task.  VSOE used in determining the fair value of maintenance and support is based on the annual renewal rates.  The revenue allocable to the software license is recognized when the revenue criteria are met.  The revenue allocable to the consulting services is recognized as the services are performed.

IMPLEMENTATION, TRAINING & CONSULTING SERVICE FEES

The Company receives revenue from implementation of its product offerings, consulting services and training services. Customers are charged a fee based on time and expenses. Revenue from implementation, consulting service and training fees is recognized as the services are performed or deferred until contractually defined milestones are achieved or until customer acceptance has occurred, as the case may be, for such contracts.

PRODUCT MAINTENANCE & CUSTOMER SUPPORT FEES

The Company receives revenue from maintaining its products and the provision of on-going support services to customers. The maintenance and support fees are typically equal to a specified percentage of the customers’ license fee. If associated with the fixed fee license model, the maintenance revenues received are recorded as deferred revenue and recognized on a straight-line basis over the contract period.

Services revenue from maintenance and support is recognized when the services are performed.  Maintenance and support revenues paid in advance are non-refundable and are recognized on a straight-line basis over the term of the agreement, which typically is 12 months.

SOFTWARE DEVELOPMENT FEES

Typically, development of software for our customers is provided based on a predetermined fixed rate basis.  Revenue is recognized as time is incurred throughout the development process.

HOSTING FEES

The Company earns revenue from the hosting of customer websites.  Under our existing hosting contracts, we charge customers a recurring periodic flat fee.  The fees are recognized as the hosting services are provided.

DEFERRED REVENUE

Deferred revenue is comprised of the unrecognized portion of consulting and implementation fees received from maintenance and support e-commerce enabling agreements, and the unrecognized portion of license, installation, and consulting revenue on the sale of software licenses and related services.

CUSTOMER ACQUISITION COSTS

Customer acquisition costs are comprised of the calculated fair value of common share purchase warrants issued to customers in return for certain agreements.  These amounts are deducted from gross revenue to the extent that revenue is earned, and are otherwise included in general and administrative expenses.  The fair value of these warrants is calculated based on the Cox-Rubinstein binomial valuation model.

DEFERRED CHARGES

Deferred charges are comprised of expenditures incurred in the issuance of secured subordinated notes.  The deferred charges are amortized over the term of the underlying notes on a straight-line basis.  In accordance with Canadian GAAP, conversion of the underlying notes results in the allocation of the associated unamortized deferred charge to shareholders’ equity.  Under U.S. GAAP, note conversion results in the expensing of the associated unamortized deferred charge.  The impact of this difference in Canadian GAAP from U.S. GAAP is disclosed in these notes to the financial statements under Reconciliation of United States GAAP (Note 24).

The 2003 opening balance of deferred charges consisted of expenditures incurred in obtaining a demand loan.  This balance was completely amortized in 2003.

SECURED SUBORDINATED NOTES

Financial instruments that contain both a liability and an equity element are required to have the instrument’s component parts classified separately under Canadian GAAP.  The Company uses the Cox-Rubinstein binomial valuation model to determine the fair value of the conversion feature at the issue dates of convertible secured subordinated notes and discloses the liability and equity components separately on its balance sheet.  U. S. GAAP does not permit separate disclosure of different elements of a financial instrument in the financial statements.  The impact of this difference in U. S. GAAP from Canadian GAAP is disclosed in the notes to these financial statements under Reconciliation of United States GAAP (Note 24).

STOCK-BASED COMPENSATION

The Canadian Institute of Chartered Accountants issued Handbook section 3870, “Stock-based Compensation and Other Stock-based Payments,” effective January 1, 2002.  During the fourth quarter of fiscal 2003, the Company elected to adopt the fair value method for stock-based compensation on a prospective basis.  As a result, the annual financial statements reflect the cost of stock-based compensation to employees effective January 1, 2003.  The impact of this standard is disclosed in Note 11 to the financial statements.  The impact of Statement of Financial Accounting Standards (SFAS) 123, “Accounting for Stock-Based Compensation,” is disclosed in the notes to these financial statements under Reconciliation of U.S. GAAP (Note 24).

Prior to January 1, 2003, under Canadian GAAP, stock options granted to employees were not required to be recorded in the accounts of the Company.  Stock options to employees under U.S. GAAP are accounted for in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees”.  Because options granted to employees have been fixed options with the exercise price equal to the market price of stock, under US GAAP no accounting recognition was given to stock options granted to employees at fair market value until they are exercised.

Stock-based compensation to third parties is recognized and recorded in the accounts of the Company at the fair market value of the equity instrument as determined by the Cox-Rubinstein binomial valuation model.

INCOME TAXES

The Company accounts for income taxes in accordance with the liability method.  The determination of future tax assets and liabilities is based on differences between the financial statement and income tax bases of assets and liabilities, using substantively enacted tax rates in effect for the period in which the differences are expected to reverse.  Future tax assets are recorded to recognize tax benefits only to the extent that, based on available evidence, it is more likely than not that they will be realized.

USE OF SIGNIFICANT ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods.  Estimates are used when determining items such as the allowance for doubtful accounts, the fair value assigned to the debt and equity components of the secured subordinated notes and the expected requirements for non-operational funding in 2005.  Actual results could differ from those estimates.

4.     CAPITAL ASSETS

	2004			2003
	Cost	Accumulated Amortization	Net Book Value	Cost	Accumulated Amortization	Net Book Value
	(in thousands)
Computer hardware	$2,601	$2,547	$54	$2,588	$2,428	$160
Computer software	28	28	—	28	—	28
Furniture and fixtures	405	343	62	411	333	78
Leasehold improvements	27	1	26	151	151	—
	$3,061	$2,919	$142	$3,178	$2,912	$266

During 2004, the Company recorded capital asset amortization in the amount of $160,000 (2003 - $162,000)

5.     DEFERRED CHARGES

During 2004, financing costs in the amount of $15,000, $162,000 and $23,000 associated with the liability component of the Series F, Series G and Series H notes, respectively were recorded as deferred charges.  The financing costs for the Series G notes include $33,000 representing the allocation of the fair value of compensation options issued in conjunction with these notes (See Note 6 (b)).  The deferred charges are being amortized on a straight-line basis over the term of the underlying debt.

During the year ended December 31, 2004, conversion of the Series F notes resulted in the allocation of $13,000 in unamortized deferred charges to contributed surplus.  For 2004, amortization of deferred charges in the amount of $32,000 (2003 - $513,000) was recorded and included in depreciation and amortization expense.

The following table summarizes the transactions within deferred charges.

	2004	2003
	(in thousands)
Opening balance	$—	$513
Series F financing costs	15	—
Series G financing costs	162	—
Series H financing costs	23	—
Amortization	(32)	(513)
Allocation to contributed surplus	(13)	—
Closing balance	$155	$—

6.     SECURED SUBORDINATED NOTES

a) During the year ended December 31, 2004, the Company issued Series F secured subordinated notes with a face value of $500,000.  The Series F notes have an annual rate of interest of 7 percent paid quarterly in arrears, mature May 19, 2007 and are convertible into equity units at a price of $0.31 per unit.  Each equity unit consists of one common share and one half of a share-purchase warrant with an exercise price of $0.50.  The share-purchase warrants expire on May 19, 2007.  The Series F secured subordinated notes will automatically convert into units when the share price of the Company closes above $0.70 for five consecutive trading days during the term.  Holders may convert the notes into units at anytime following a four-month hold period.  If the holder does not convert and no automatic conversion takes place, the Company must repay the principal amount in cash.  The Series F notes are secured by a general security agreement on the assets of the Company, subordinated to the security claims provided to the holders of previously issued notes.

As required by Canadian GAAP, the Company has separated the liability and equity components of the Series F secured subordinated notes.  The Company has determined the fair value of the liability component of the Series F notes by calculating the present value of the associated cash flows, using a discount rate that reflects the Company’s underlying rate of borrowing.  The Company has determined the fair value of the conversion feature at the issue date of the Series F notes using the Cox-Rubinstein binomial valuation model.  The resulting pro rata fair values of the liability component of the notes and the conversion features of the units, comprised of shares and attached warrants, was $286,000, $159,000 and $55,000, respectively.  The liability component will be accreted to $500,000 over the term of the Series F notes through the recording of a non-cash interest expense until such date at which the underlying notes are converted into common shares.

Financing costs in the amount of $26,000 were incurred in the issuance of the Series F notes.  Financing costs of $15,000 attributed to the liability component of the notes were allocated to deferred charges (See Note 5).  Financing costs of $11,000 attributed to the equity portions of the notes were recorded as a reduction to shareholders’ equity.

During the year, all of the Series F notes were converted into equity units.  (See table below.)

b) During the year ended December 31, 2004, the Company issued Series G secured subordinated notes with a face value of $1,710,000.  The Series G notes were issued to private investors including an amount totaling $170,000 issued to directors of the Company. The Series G notes mature June 15, 2007, have an annual rate of interest of 7 percent payable upon the earlier of maturity and conversion and are convertible into equity units at a price of $0.31 per unit.  Each equity unit consists of one common share and one half of a share-purchase warrant with an exercise price of $0.50.  The share-purchase warrants expire on June 15, 2008.  The Series G secured subordinated notes will automatically convert into units when the volume-weighted average share price of the Company closes above $0.70 for 20 consecutive trading days during the term.  Holders may convert the notes into units at anytime following a four-month hold period.  If the holder does not convert and no automatic conversion takes place, the Company must repay the principal amount in cash. The Series G notes are secured by a general security agreement on the assets of the Company, subordinated to the security claims provided to the holders of previously issued notes.

As required by Canadian GAAP, the Company has separated the liability and equity components of the Series G secured subordinated notes.  The Company has determined the fair value of the liability component of the Series G notes by calculating the present value of the associated cash flows, using a discount rate that reflects the Company’s underlying rate of borrowing.  The Company has determined the fair value of the conversion feature at the issue date of the Series G notes using the Cox-Rubinstein binomial valuation model.  The resulting pro rata fair values of the liability component of the notes and the conversion features of the units, comprised of shares and attached warrants, was $959,000, $539,000 and $212,000, respectively.  The liability component will be accreted to $1,710,000 over the term of the Series G notes through the recording of a non-cash interest expense until such date at which the underlying notes are converted into common shares.

Financing costs in the amount of $230,000 were incurred in the issuance of the Series G notes.  Financing costs of $129,000 attributed to the liability component of the notes were allocated to deferred charges (See Note 5).  Financing costs of $101,000 attributed to the equity portions of the notes were recorded as a reduction to shareholders’ equity.

In addition to the financing costs described above, the Company issued to First Associates Investment Inc. (“First Associates”) an option to purchase up to 485,000 equity units at a purchase price of $0.31 per unit.  The option expires on June 15, 2006.  Each equity unit consists of one common share and one half of a share-purchase warrant with an exercise price of $0.50.  The share-purchase warrants expire on June 15, 2008.  Using the Cox-Rubinstein binomial valuation model, the Company has determined the fair value of these equity units to be $59,000.  The portion of the fair value of these options, in the amount of $33,000, attributable to the liability component of the notes was allocated to deferred charges.  The remaining portion, in the amount of $26,000, attributable to the equity components of the notes was recorded as a reduction to shareholders’ equity.

Subsequent to the issuance of the Series G notes, the interest rate payable on the notes was retroactively increased to 11 percent.  The increase in the interest rate was a condition of the issuance of the Series H notes (See c) below).

c) During the year ended December 31, 2004, the Company issued Series H secured subordinated notes with a face value of $520,000.  The Series H notes were issued to private investors including an amount totaling $270,000 issued to directors of the Company.  The Series H notes mature October 21, 2007, have an annual rate of interest of 11 percent payable upon the earlier of maturity and conversion and are convertible into equity units at a price of $0.20 per unit.  Each equity unit consists of one common share and one half of a share-purchase warrant with an exercise price of $0.40.  The share-purchase warrants expire on October 21, 2008.  The Series H secured subordinated notes will automatically convert into units when the share price of the Company closes at or above $0.45 for 10 consecutive trading days during the term.  Holders may convert the notes into units at anytime following a four-month hold period.  If the holder does not convert and no automatic conversion takes place, the Company must repay the principal amount in cash.  In order to obtain the required approvals to issue the Series H notes, the Company retroactively increased the interest rate on the Series G notes from an annual rate of 7 percent to an annual rate of 11 percent. The Series H notes are secured by a general security agreement on the assets of the Company, subordinated to the security claims provided to the holders of previously issued notes.

As required by Canadian GAAP, the Company has separated the liability and equity components of the Series H secured subordinated notes.  The Company has determined the fair value of the liability component of the Series H notes by calculating the present value of the associated cash flows, using a discount rate that reflects the Company’s underlying rate of borrowing.  The Company has determined the fair value of the conversion feature at the issue date of the Series H notes using the Cox-Rubinstein binomial valuation model.  The resulting pro rata fair values of the liability component of the notes and the conversion features of the units, comprised of shares and attached warrants, was $282,000, $184,000 and $54,000, respectively.  The liability component will be accreted to $520,000 over the term of the Series H notes through the recording of a non-cash interest expense until such date at which the underlying notes are converted into common shares.

Financing costs in the amount of $43,000 were incurred in the issuance of the Series H notes.  Included in the financing costs was the incremental interest expense associated with the retroactive increase of the interest rate on the Series G notes.  Financing costs of $23,000 attributed to the liability component of the notes were allocated to deferred charges (See Note 5).  Financing costs of $20,000 attributed to the equity portions of the notes were recorded as a reduction to shareholders’ equity.

d) During the year ended December 31, 2003, the Company issued Series E secured subordinated notes with a face value of $1.0 million for net proceeds of $994,000.  The Series E notes have an annual rate of interest of 11percent that is paid quarterly in arrears, mature August 19, 2006 and are convertible into equity units at a price of $0.35 per unit.  Each equity unit consists of one common share and one half of a share-purchase warrant with an exercise price of $0.50.  The Series E secured subordinated notes will automatically convert into units when the share price of the Company closes above $0.70 for five consecutive trading days during the term.  Note holders may convert into units at anytime following a four-month hold period.  If the holder does not convert and no automatic conversion takes place, the Company must repay the principal amount to the holders of the Series E secured subordinated notes in cash.  As part of this private placement, the Company issued 30,000 common share-purchase warrants to an associate of Stonestreet Limited Partnership (“Stonestreet”) in consideration for professional fees.  Each such warrant entitles the holder to purchase one common share of the Company for $0.50 at any time up to and including August 18, 2006. The Series E notes are secured by a general security agreement on the assets of the Company, subordinated to the security claims provided to the holders of previously issued notes.

The Series E notes were issued to private investors including an amount totaling $100,000 issued to directors and/or senior officers of the Company.  Costs in the amount of $6,000 associated with the issuance of the Series E secured subordinated notes were recorded as a reduction of the equity component of these notes.

As required by Canadian GAAP, the Company has separated the liability and equity components of the Series E secured subordinated notes.  The Company has determined the fair value of the debt component of the Series E notes by calculating the present value of the associated cash flows, using a discount rate that reflects the Company’s underlying rate of borrowing.  The Company has determined the fair value of the conversion feature at the issue date of the Series E notes using the Cox-Rubinstein binomial valuation model.  The resulting pro rata fair value of the liability component of the secured subordinated notes and the conversion features of the units, comprised of shares and attached warrants, was $596,000, $292,000 and $106,000, respectively.  The liability component will be accreted to $1 million over the term of the Series E notes through the recording of non-cash interest expense until such date at which the underlying notes are converted into common shares.

e) The following summarizes the nominal and fair values of the liability and equity components of the Series A through H secured subordinated notes.

Secured subordinated notes

	2004		2003
	Nominal Value	Fair Value	Nominal Value	Fair Value
	(in thousands)

Opening balance	$1,115	$721	$205	$34
Issuance of notes:
Series E	—	—	1,000	596
Series F	500	286	—	—
Series G	1,710	959	—	—
Series H	520	282	—	—
Non-cash interest	—	266	—	112
Conversion of notes
Series D	(115)	(96)	(90)	(21)
Series E	(625)	(428)	—	—
Series F	(500)	(306)	—	—
Closing balance	$2,605	$1,684	$1,115	$721

Conversion features on secured subordinated notes including conversion of attached warrants

	2004		2003
	Common Shares	Fair Value	Common Shares	Fair Value
	(in thousands)

Opening balance	5,723	$497	2,562	$175
Issuance of notes
Series E	—	—	4,286	398
Series F	2,419	203	—	—
Series G	8,274	624	—	—
Series H	3,900	218	—	—
Conversion of notes
Series D	(1,437)	(99)	(1,125)	(76)
Series E	(2,679)	(248)
Series F	(2,419)	(203)
Closing balance	13,781	$992	5,723	$497

7.     INCOME TAXES

The Company adopted accounting for income taxes under the liability method.  Under the liability method, a future tax asset is recorded based upon tax losses carried forward and differences in tax and accounting values in the Company’s assets and liabilities.  The tax asset is reduced by a valuation allowance to the extent that it is more likely than not that the asset would not be realized.  The valuation allowance will be reviewed and adjusted as appropriate for each reporting period.  At December 31, 2004 and 2003, the Company established the valuation allowance at 100 percent of the future tax asset.

	2004	2003
	(in thousands)
FUTURE TAX ASSET
Tax losses carried forward	$5,618	$3,229
Difference in tax and accounting valuations for capital assets and investments	207	55
	5,825	3,284
Valuation allowance	(5,825)	(3,284)
Future tax asset	$—	$—

PROVISION FOR INCOME TAXES
Income taxes at statutory rate	$(1,388)	$(467)
Adjustments to loss	2,195	(316)
Net reduction in tax rates	—	(896)
(Increase) reduction to valuation allowance on future tax asset	(2,541)	1,212
Tax losses carried forward	1,412	226
Difference in tax and accounting valuations for capital assets and investments	152	360
Permanent differences for tax and accounting income	170	(119)
Provision for income taxes	$—	$—

The $2.195 million adjustment to loss represents the difference between estimated 2003 loss carry-forwards and actual 2003 loss carry-forwards.  The $316,000 adjustment to loss represents the difference between estimated 2002 loss carry-forwards and actual 2002 loss carry-forwards.

Tax loss carry-forwards at December 31, 2004 expire as follows:

(in thousands)

2009	$1,659
2010	8,418
2011	981
2012	—
2013	—
2014	3,569
Tax loss carry-forwards that do not expire (a)	6,242
$20,869

(a)   Under Irish local tax laws, tax loss carry-forwards do not expire.

8.     SHARE CAPITAL

a)            AUTHORIZED

Unlimited number of common shares

Unlimited number of preference shares – issuable in series

b)            COMMON SHARES

	2004		2003
	Number	Amount	Number	Amount
	(in thousands of shares and dollars)

Opening balance	59,423	$97,674	50,140	$95,633

Shares issued pursuant to:
Private placement	5,000	930	5,181	1,254
Conversion of debentures	4,357	1,227	750	72
Exercise of warrants	920	195	3,313	703
Exercise of options	72	26	39	12
Re-issuance of treasury shares	98	—	—	—
Closing balance	69,870	$100,052	59,423	$97,674

During 2004, the issuance of common shares generated cash proceeds of $903,000 (2003 - $1.458 million) as follows: $749,000 (2003 - $982,000) from private placement issuances, $129,000 (2003 – $464,000) from the exercise of warrants and $25,000 (2003 - $12,000) from the exercise of options.

An unclaimed certificate for 98,000 common shares previously issued from treasury in the 2001 acquisition of ADB Systemer ASA, and not included in the number of shares outstanding, was reissued during 2004.

The conversion of the remaining secured subordinated notes would result in the issuance of Nil (2003 – 958,000) common shares for Series A, B and D notes, 1,071,000 (2003 – 2,857,000) common shares for Series E notes, 5,516,000 common shares for Series G notes and 2,600,000 common shares for Series H notes.

c)            PRIVATE COMMON SHARE PLACEMENT

On December 6, 2004, the Company completed a transaction resulting in the issuance of 5,000,000 shares at a price of $0.20 per share and 5,000,000 common share-purchase warrants exercisable into one common share at a price of $0.35 for gross proceeds of $1,000,000.  The warrants expire on December 6, 2008.  Gross proceeds were comprised of $800,000 in cash and $200,000 in legal services.  The $200,000 was applied, in part, to outstanding payables and the remainder was recorded as a prepaid retainer for legal services.  Issuance costs in the amount of $70,000 were incurred, including $19,000 representing the fair value of 150,000 compensation options issued to First Associates.  The compensation options are exercisable into 150,000 equity units at a price of $0.20 per unit.  Each equity unit consists of one common share and one common share-purchase warrant with an exercise price of $0.35 and an expiry date of December 6, 2008.  The compensation options expire on December 6, 2006.  Included in this private placement were 100,000 shares issued to a director of the Corporation for gross proceeds of $20,000.

On June 26, 2003, the Company completed a transaction resulting in the issuance of 4,879,000 common shares at a price of $0.24 and 2,733,000 common share-purchase warrants exercisable into one common share at $0.40 for net proceeds of $1.148 million.  The warrants expire on June 26, 2005.  This private placement included the issuance of 693,000 common shares and 347,000 common share-purchase warrants in settlement of an account payable in the amount of $166,000.  Included in this private placement were 2,146,000 shares issued to a director and officer of the Company for total net proceeds of $505,000.

On September 19, 2003 the Company issued 302,250 shares in settlement of an account payable in the amount of $106,000.

On April 25, 2002, the Company entered into an agreement with Stonestreet for a $1.1 million private placement resulting in net proceeds of $945,000 after deducting costs of issue of approximately $155,000.  As a result, the Company issued 3.3 million common shares and 1 million common share-purchase warrants exercisable into common shares at US$0.35 per share.

On December 17, 2002, Stonestreet exercised all of these warrants for proceeds of $550,000.  Pursuant to the April 25, 2002 private placement, the Company issued 50,000 share-purchase warrants to an associate of Stonestreet for partial consideration in securing the funding and due diligence services.  These warrants expire on April 25, 2005 and are exercisable into common shares at US$ 0.35 per common share.

d)            The following table sets forth the computation of basic and diluted loss per share.

	2004	2003	2002
	(in thousands, except per share amounts)
Numerator:
Net Loss (numerator for basic loss per share applicable to common shares)	$(5,104)	$(2,815)	$(9,364)

Denominator:
Weighted average shares (denominator for basic loss per share)	61,938	54,324	41,968

Basic loss per share	$(0.08)	$(0.05)	$(0.22)

For each fiscal year, the Company excluded the effect of all convertible debt, stock options and share-purchase warrants, as their impact would have been anti-dilutive.

9.     CONTRIBUTED SURPLUS

During the year ended December 31, 2004, recorded value of $6,000 (2003 - $1,289,000) related to expired warrants was allocated from warrants to contributed surplus.

During the year ended December 31, 2004, conversion of the Series F secured subordinated notes resulted in the reduction of contributed surplus by $13,000 due to the allocation of unamortized deferred charges.  (See Note 5.)

10.  WARRANTS

a)    A summary of changes in the warrants issued and vested for the two years ended December 31, 2004 is as follows:

	2004		2003
	Number	Amount	Number	Amount
	(in thousands)
Opening balance	5,338	$324	6,121	$1,599
Issued to key customer (Note 10 (c))	—	—	—	226
Issued in private equity placement (Note 8 (c))	5,000	—	2,733	—
Issued upon conversion of debt (Note 10 (b))	2,178	153	375	27
Issued in lieu of fees	—	—	30	—
Cancelled	(84)	(6)	(608)	(1,289)
Exercised	(920)	(66)	(3,313)	(239)
Closing balance	11,512	$405	5,338	$324

The conversion of the remaining secured subordinated notes would result in the issuance of Nil (2003 – 479,000) common share-purchase warrants for Series A, B and D notes, 536,000 (2003 – 1,429,000) common share-purchase warrants for Series E notes, 2,758,000 common share-purchase warrants for Series G notes and 1,300,000 common share-purchase warrants for Series H notes.

b)    CONVERTIBLE SECURED SUBORDINATED DEBENTURES

During the year, the Company issued a total of 2,178,000 share-purchase warrants as follows: 479,000 with an exercise price of $0.14 per share and 1,699,000 with an exercise price of $0.50 per share (2003 – 375,000 with an exercise price of $0.14 per share) as the result of the conversion of secured subordinated notes.

During the year, 84,000 share-purchase warrants, that arose from of the conversion of Series D secured subordinated notes, expired and as a result were cancelled.

c)    STRATEGIC MARKETING AGREEMENT

On December 13, 2002, the Company issued 2 million warrants convertible into common shares of the Company to a customer at an exercise price of $0.45 per warrant.  The warrants expired on January 5, 2005.  Warrants that have vested are to be automatically exercised when the share price of the Company closes at or above $1.02 for three consecutive trading days.  The vesting of warrants is based on achieving a number of performance objectives associated with the GE Asset Manager LLC joint venture (See Note 21).

During 2003, a total of 1.25 million of the above warrants vested; 250,000 warrants vested when three initial customers of the joint venture were identified and the remaining 1 million warrants vested upon the legal establishment of the joint venture.  The remaining 750,000 warrants have not vested as at December 31, 2004.  Vesting was contingent upon the achievement of certain performance and business related goals, which are currently undefined, associated with the GE Asset Manager joint venture.

d)    ACQUISITION OF ADB SYSTEMER ASA

On October 11, 2001, the Company acquired 98.3 percent of the outstanding common shares of ADB Systemer ASA.  As a result of the acquisition, the Company issued 607,600 share-purchase warrants with a strike price of two Norwegian krone, in exchange for 700,000 share purchase warrants in ADB Systemer ASA.  These warrants retained all of the characteristics of the original warrants and had specific exercise dates of March 31, 2002 and March 31, 2003, expiring March 31, 2003 (see Note 20).  All of the 607,600 warrants were cancelled on March 31, 2003.

11.  STOCK OPTIONS

a)    Stock options are comprised of the following components:

	2004		2003
	Number	Amount	Number	Amount
	(in thousands of options and dollars)

Employees	853	$820	2,645	$782
Non-employees	—	116	27	116
Total	853	$936	2,672	$898

b)    EMPLOYEE STOCK OPTIONS

The Company has a stock option plan which provides for the issuance of stock options to employees, which may expire as much as 10 years from the date of grant, at prices not less than the fair market value of the common shares on the date of grant.  The aggregate exercise price for employee options outstanding at December 31, 2004 was approximately $296,000 (2003 – $1.8 million).  The Management Resources and Compensation Committee of the Board of Directors reserves the right to attach vesting periods to stock options granted.  All of the stock options outstanding at the end of 2004 are exercisable immediately.  The options expire between 2005 and 2006.

A summary of changes in the stock option plan for the two years ended December 31, 2004 is as follows:

	Number of Options		Weighted Average Exercise Price
	2004	2003	2004	2003
	(in thousands)

Opening balance	2,645	2,793	$0.68	$1.84
Granted	—	1,095	—	0.37
Exercised	(72)	(39)	0.34	0.30
Cancelled	(1,720)	(1,204)	0.84	3.38
Closing balance	853	2,645	$0.35	$0.68
Exercisable, end of year	853	2,057	$0.35	$0.74
Options remaining for issuance under stock option plan	3,191	1,224

Range of Exercise Prices	Number Outstanding and Exercisable at December 31, 2004	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
	(in thousands)
$0.22-$0.33	167	1.1 years	$0.32
$0.34-$0.37	684	1.6 years	$0.35
$0.76	2	1.0 years	$0.76
	853

During the fourth quarter of fiscal 2003, the Company adopted the accounting recommendations contained in the CICA Handbook Section 3870 – “Stock-based Compensation and Other Stock-based Payments” effective January 1, 2003.  This Section establishes standards for the recognition, measurement and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services, and applies to transactions, including non-reciprocal transactions, in which an enterprise grants shares of common stock, stock options, or other equity instruments, or incurs liabilities based on the price of common stock or other equity instruments.  Commencing in fiscal 2003, the Company recorded a compensation expense for stock options granted to employees on or after January 1, 2003, based on the fair value method of accounting.  For the year ended December 31, 2004, the employee stock option expense was $39,000 (2003 - $193,000).  For the year ended December 31, 2003, expenses in the first, second and third quarters increased by $2,000, $1,000 and $130,000, respectively as the result of the early adoption of these recommendations.  Accordingly, quarterly net income (loss) in 2003 for such quarters previously reported as ($1,755,000), $527,000 and ($460,000), respectively were revised to ($1,757,000), $526,000 and ($590,000), respectively.

For the year ended December 31, 2002, the Company did not record a compensation expense for stock options granted to employees.  Instead, the Company disclosed the pro forma net income (loss) and the pro forma income (loss) per share had the Company adopted the fair value method of accounting for stock-based compensation awarded on or after January 1, 2002.

The Company determined the fair value of employee stock option grants using the Cox-Rubinstein binomial valuation model with the following assumptions on a weighted average basis:

	2004	2003	2002
Dividend yield	N/A	—	—
Risk free interest rate	N/A	3.53%	3.69%
Volatility	N/A	137.51%	131.51%
Expected term, in years	N/A	2.94	2.00

For the years ended December 31, 2004, 2003 and 2002, the amortization of the value of the stock-based compensation granted by the Company to employees in 2002, over the vesting period of the awards as specified under CICA 3870, would have resulted in the following pro forma loss attributable to common shareholders and pro forma basic and diluted loss per share:

	2004	2003	2002
Loss attributable to common shareholders
As reported	$(5,104)	$(2,815)	$(9,364)
Pro forma	$(5,104)	$(2,956)	$(9,608)

Basic and diluted net loss per share:
As reported	$(0.08)	$(0.05)	$(0.22)
Pro forma	$(0.08)	$(0.05)	$(0.23)

c)    NON-EMPLOYEE STOCK OPTIONS

The Company had no stock options outstanding to third parties at December 31, 2004.  A summary of changes in the stock options to third parties for the two years ended December 31, 2004 is as follows:

	Number of Options		Weighted Average Exercise Price
	2004	2003	2004	2003
	(in thousands)

Opening balance	27	253	$2.88	$2.88
Granted	—	—	—	—
Exercised	—	—	—	—
Cancelled	(27)	(226)	2.56	2.91
Closing balance	—	27	$—	$2.56
Exercisable, end of year	—	27	$—	$2.56

12.  OTHER OPTIONS

During the year ended December 31, 2004, the Company issued 485,000 compensation options with a fair value of $59,000 relating to the issuance of Series G secured subordinated notes (See Note 6 (b)).  The options entitle the holder to purchase an equity unit at a purchase price of $0.31 per unit and expire on June 15, 2006.  Each equity unit consists of one common share and one half of a share-purchase warrant with an exercise price of $0.50.  The share-purchase warrants expire on June 15, 2008.

Also during the year ended December 31, 2004, the Company issued 150,000 compensation options with a fair value of $19,000 relating to the December private equity placement (See Note 8 (c)).  The options entitle the holder to purchase an equity unit at a purchase price of $0.20 per unit and expire on December 6, 2006.  Each equity unit consists of one common share and one share-purchase warrant with an exercise price of $0.35.  The share-purchase warrants expire on December 6, 2008.

13.  FINANCIAL INSTRUMENTS

Foreign exchange risk

The Company’s revenue from software licensing and related services and e-commerce enabling agreements is transacted in various currencies including the Canadian dollar, U.S. dollar, UK pound, EURO, and Norwegian krone.  Correspondingly, operating expenses related to these activities are transacted in the above-denoted currencies.  The Company does not use derivative instruments to manage exposure to foreign exchange fluctuations.  The Company incurred $24,000 in foreign exchange losses in 2004 (2003 - $84,000; 2002 - $29,000).

The Company transacted the majority of its retail product sales and purchases in U.S. dollars.

Interest rate risk

The Company has limited exposure to fluctuations in interest rates.  The Company does not use derivative instruments to reduce its exposure to interest rate risk.

Credit risk

Credit risk arises from the potential that a customer will fail to meet its contractual obligations under a software licensing and related services agreement or an e-commerce enabling agreement.

In 2004, one customer accounted for 31 percent (2003 – two customers accounted for 26 percent and 15 percent) of total revenues.  At December 31, 2004, there were three customers that accounted for 18 percent, 13 percent and 11 percent, respectively, of total accounts receivable.  At December 31, 2003, three customers accounted for 25 percent, 19 percent and 14 percent, respectively, of total accounts receivable.

Fair value

The fair value of monetary assets and liabilities approximates amounts at which they would be exchanged between knowledgeable and unrelated persons.  The amounts recorded in the financial statements approximate fair value.

14.  COMMITMENTS AND CONTINGENCIES

(a)     Minimum payments under operating leases during the next five years are as follows:

(in thousands)
2005	$416
2006	369
2007	339
2008	310
2009	279
2010 and thereafter	154

(b)    As a result of a review of statutory reporting obligations regarding employee benefits, the Company has identified a potential for non-compliance.  The employees and regulators concerned have been notified.  The probability and amount of any potential liability relating to this situation is presently not determinable.

(c)     The Company has entered into compensation arrangements with certain of its employees.  In the event of involuntary termination, the Company may be liable for potential payments totaling $182,000 to these employees.

(d)    The Company entered into a licensing agreement with NCR Corporation on April 29th, 2002.  The agreement provides the Company with access to specific technology patents over a seven-year period for US$100,000 annually.

15.  CHANGES IN NON-CASH OPERATING WORKING CAPITAL

The following table sets forth the changes in non-cash working capital items resulting from the inflow (outflow) of cash in the period.

	2004	2003	2002
	(in thousands)

Accounts receivable	$(151)	$444	$(540)
Deposits and prepaid expenses	(8)	60	(47)
Accounts payable	288	(87)	218
Accrued liabilities	139	(491)	416
Deferred revenue	44	(741)	9
Effect of currency translation	10	87	5
	$322	$(728)	$61

The following table summarizes the non-cash financing activities of the Company

	2004	2003	2002

Issuance of common shares in settlement of accounts payable (Note 8(c))	$118	$272	$—
Issuance of common shares in return for prepaid services (Note 8(c))	82	—	—
Reduction in debt from conversion of secured subordinated notes (Note 6(e))	(830)	(21)	(51)
Reduction in conversion feature from conversion of secured subordinated notes (Note 6(e))	(550)	(76)	(761)
Settlement of demand loan by transfer of Bid.Com Ltd. Shares (Note 19)	—	(2,000)	—
Settlement of accrued liability by transfer of Bid.Com Ltd. shares	—	(68)	—

16.  RETAIL ACTIVITIES

The Company ceased its on-line retail activities in October 2000; however, during 2003, the Company received a $67,000 refund from a U.S.-based credit card institution formally engaged by the Company when it operated its on-line retail activities in the U.S.

The Company’s non-consolidated investment, Bid.Com, recommenced on-line retail activities in 2002 (Note 23).  The shares of Bid.Com were transferred in settlement of a demand loan on June 30, 2003 (Note 19).

17.  REALIZED GAINS AND LOSSES ON DISPOSAL OF MARKETABLE SECURITIES,
STRATEGIC INVESTMENTS AND CAPITAL ASSETS, AND RECOVERY OF ASSETS

	2004	2003	2002
	(in thousands)
Gain on disposal of strategic investment (Note 17(a))	$—	$20	$41
(Loss) gain on disposal of capital assets (Note 17(b))	(1)	(13)	23
Loss on disposal of marketable securities (Note 17(c))	—	—	(149)
	$(1)	$7	$(85)

(a)     During 2003, the Company sold shares in Megawheels Technologies Inc. for proceeds of $20,000.  During 2002, the Company disposed of its strategic investments, resulting in cash proceeds of $126,000 and a realized gain of $41,000.

(b)    During 2004, the Company disposed of capital assets that were no longer required resulting in a loss of $1,000.  Similar disposals in 2003 resulted in a loss of $13,000 and a gain of $23,000 in 2002.

(c)     The loss on disposal of marketable securities includes a loss of $143,000 resulting from the January 2002 sale of the Company’s remaining AOL shares for gross proceeds of $1.3 million.

18.  UNREALIZED GAINS AND LOSSES ON REVALUATION OF STRATEGIC INVESTMENTS

	2004	2003	2002
	(in thousands)
Revaluation of strategic investments (Note 18(a))	$—	$—	$(24)
	$—	$—	$(24)

(a)     During 2002, the Company reviewed the carrying value of each of its strategic investments and determined that in light of recent financial performance of each investment and market conditions, the decline in value of these investments was other than temporary, and a revaluation was required.

19.  REALIZED GAIN ON SETTLEMENT OF DEMAND LOAN

During the year ended December 31, 2002, the Company completed a series of transactions whereby the Company received a secured demand loan in the aggregate principal amount of $2,000,000.  The loan carried an interest rate of 12 percent compounded monthly, and was secured by a general security agreement on the assets of the Company and a pledge of the shares of the Company’s Norwegian subsidiary.  The loan matured on June 30, 2003.  The Company could, at its discretion, repay the loan in cash or transfer to the lender 100 percent of the issued shares of its investment in an associated company in full settlement of the outstanding principal amount and accrued interest then owing to the lender (Note 23).

On June 30, 2003, the Company exercised its option to transfer its investment in the associated company, which had a nominal carrying value, to the lender in full settlement of the outstanding principal and accrued interest amounts.  This transfer resulted in a gain on settlement of the demand loan in the amount of $2,195,000.

20.  ACQUISITION OF ADB SYSTEMER ASA

On October 11, 2001, the Company acquired 98.3 per cent of the outstanding shares of ADB Systemer of Sola, Norway.  ADB Systemer was a publicly traded software vendor focused on enterprise asset management and integrated electronic procurement.  ADB Systemer has wholly-owned subsidiaries in the United States and in the United Kingdom.

The purchase price for 12,518,493 of the outstanding ADB Systemer common shares was $13.762 million.  The purchase price was comprised of $2.293 million in cash, $9.844 million of common stock issued from treasury, acquisition costs of $765,000, employee stock options with a fair market value of $576,000 granted to ADB Systemer employees as replacement options and warrants with a fair market value of $284,000 issued to ADB Systemer warrant holders as replacement warrants.  Common stock issued from treasury totaled 10,866,052 shares (21,732,104 pre-consolidation) with a value of $9.844 million based on a five-day trading average before and after September 10, 2001, the date the acquisition was announced to the general public.  The purchase price for ADB Systemer did not include any contingent payments, options, or commitments.  The purchase price of $13.762 million was allocated as follows:

2001
(in thousands)

Net monetary assets (including cash of $814)	$418
Capital assets	308
Contractual agreements	177
Acquired software and related intellectual property	3,383
Goodwill	9,476
Total purchase price	$13,762

ADB Systemer’s operations were consolidated after the effective date of the acquisition, October 11, 2001.

The amortization periods for contractual agreements and software and related intellectual property are 12 and 36 months respectively.  An amortization expense relating to software in the amount of $846,000 was recorded in 2004 (2003 - $1,128,000).  At the end of fiscal 2004, acquired software had been fully amortized.  At the end of fiscal 2003, accumulated amortization for acquired software amounted to $2,537,000, resulting in a net book value of $846,000.

Goodwill was not amortized, but was subject to an impairment test where the carrying value of goodwill was compared to its fair value.  In the event the carrying value of goodwill exceeded its fair value, a goodwill impairment would be recorded. At December 31, 2001, the carrying value of goodwill was tested for impairment, and it was determined that a goodwill impairment of $9.476 million was required.  Goodwill is not deductible for tax purposes.

21.  INVESTMENTS IN JOINTLY CONTROLLED COMPANY

On September 25, 2003 the Company established a joint venture with GE Commercial Equipment Financing, a unit of GE Commercial Finance, with each entity holding a 50 percent interest in the joint venture.  The joint venture operates under the name of GE Asset Manager LLC.  The joint business venture develops and markets asset management technology to customers in a broad range of industries.  Upon the establishment of this joint venture, 1 million share-purchase warrants issued by ADB to GE Capital Corporation vested.  The fair value of these warrants of $188,000, calculated at the vesting date, is reflected on the Consolidated Balance Sheets as an Acquired Agreement.  An amortization expense of $150,000 was recorded in 2004 (2003 - $38,000). This acquired agreement has been fully amortized as of December, 2004.

As at December 31, 2004, the joint venture held no assets or liabilities, and earned no revenue.  A nominal amount of incremental expenses has been incurred by the Company in development and marketing activities pertaining to the joint venture.  Such expenses have been included in the financial statements of the Company.

22.  GOODWILL IMPAIRMENT

The Company reviewed the carrying value of goodwill acquired in connection with the acquisition of ADB Systemer.  The carrying value of goodwill was tested against its fair value and it was determined that a goodwill impairment of $9.476 million was required at December 31, 2001 (Note 20).  For the year ended December 31, 2002 a goodwill impairment of $14,000 was recorded on goodwill acquired in connection with the purchase of shares of the non-controlling interest shareholders of ADB Systemer.  The permanent decline in the fair value arose on a downturn in economic conditions resulting in lower than previously anticipated cash flows.

23.  RELATED PARTY TRANSACTIONS

On August 30, 2002, the Company entered into a series of agreements with a lender, an unrelated party, whereby the lender granted to the Company a secured loan in the aggregate principal amount of $2 million (Note 19).  The Company and the same unrelated party also entered into an agreement whereby on-line retail operations were to be conducted by Bid.Com Ltd.  These operations utilized the on-line retail technology, experience and expertise of the Company developed and operated under the name “Bid.Com International Inc.” in the on-line selling of consumer products supplied by the lender.

On June 30, 2003, the Company exercised its option to transfer 100 percent of the issued shares of Bid.Com Ltd. in full settlement of the outstanding principal and accrued interest owed to the lender.

The Company owned 100 percent of the issued and outstanding shares of Bid.Com Ltd., but determined that, for accounting purposes, consolidation of Bid.Com Ltd. was not appropriate.  This determination was based upon the Company’s inability to determine the strategic operating policies of Bid.Com without the cooperation of others, its inability to obtain the future economic benefits from the resources of Bid.Com Ltd., and its lack of exposure to the related risk of ownership.  Therefore, the Company accounted for its investment in Bid.Com Ltd. on the equity basis.  The Company was not exposed to losses incurred by Bid.Com Ltd., and accordingly this investment was carried at a nominal amount.  U.S. GAAP required consolidation of the investment in Bid.Com Ltd. in the Company’s financial statements.  The impact of this U.S. GAAP difference from Canadian GAAP is disclosed in note 24.

Condensed income statement and cash flow information for Bid.Com Ltd. for the six-month period ended June 30, 2003 is as follows:

2003
(in thousands)
Revenue	$3,614
Net income	208
Change in cash resources	(358)

Revenue of $35,000 related to web-site development, support and maintenance services provided to Bid.com Ltd. was included in the consolidated results of the Company for the six months ended June 30, 2003.  In addition, the Company charged overhead-related costs of $76,000 for rent, connectivity and management fees to Bid.com Ltd. for the six-month period ended June 30, 2003.  These overhead charges were recorded as a reduction of expenses in the consolidated financial statements for the year ended December 31, 2003.

24.  RECONCILIATION OF UNITED STATES GAAP

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles as applied in Canada, which conform in all material respects with generally accepted accounting principles in the United States, except as noted below.

(a)   STOCK-BASED COMPENSATION TO EMPLOYEES

In fiscal 2003, the Company adopted the accounting recommendations contained in the CICA Handbook Section 3870 — “Stock-based Compensation and Other Stock-based Payments” effective January 1, 2003 regarding expensing of employee stock-based compensation.  Accordingly, commencing in fiscal 2003, the Company records a compensation expense for stock options granted to employees on or after January 1, 2003, based on the fair value method of accounting.  For fiscal 2002, the Company did not recognize compensation expense for employee stock options, however pro-forma disclosure giving recognition to the fair market value of options granted from January 1, 2002 has been provided in Note 11.

Under U.S. GAAP stock-based compensation granted to employees is accounted for in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” or in accordance with SFAS 123 “Accounting for Stock-Based Compensation.”  Prior to 2003, under United States GAAP the Company elected to follow APB 25 and no accounting recognition was given to stock options granted at fair market value until they were exercised.  Upon exercise, the proceeds were credited to shareholders’ equity.  In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” an amendment of FASB Statement No. 123.  This Statement amends FASB Statement No. 123, “Accounting for Stock- Based Compensation,” to provide alternative methods of transition for a voluntary change to fair value method of accounting for stock-based employee compensation.  In fiscal 2003, the Company elected to prospectively adopt the fair value method for stock-based compensation as prescribed in SFAS No. 148.  Under CICA 3870 and SFAS No. 148, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company’s stock option awards.  The Company’s calculations for employee grants were made using the Cox-Rubinstein binomial model with weighted average assumptions as described in the following table.  As a result, the 2004 annual financial statements under U.S. GAAP reflect a stock-based compensation expense to employees of $39,000 (2003 - $193,000) for options granted on or after January 1, 2003.

Prior to fiscal 2003, SFAS No. 123, “Accounting for Stock-Based Compensation,” requires the disclosure of pro forma net income (loss) and earnings (loss) per share had the Company adopted the fair value method from the date the standard was applicable.  The calculations for the pro forma disclosures of stock options granted prior to 2004 are reported below and were made using the Cox-Rubinstein binomial valuation model with the following weighted average assumptions:

	2004	2003	2002
Dividend yield	N/A	—	—
Risk free interest rate	N/A	3.53%	3.69%
Volatility	N/A	137.51%	131.51%
Expected term, in years	N/A	2.94	2.00

If the estimated fair values of the Company’s stock options granted to employees had been amortized to expense over the vesting period of the awards as specified under SFAS No. 123, the loss attributable to common shareholders and the basic and diluted loss per share on a pro forma basis (as compared to such items as reported) would have been:

	2004	2003	2002
	(in thousands)

Loss attributable to common shareholders under U.S. GAAP
As calculated (Note 24(g))	$(5,013)	$(2,572)	$(9,947)
Stock-based compensation included in net loss	39	193	—
	(4,974)	(2,379)	(9,947)
Stock-based compensation if fair value applied to all awards	(39)	(337)	(797)
Pro forma net loss as if fair value applied to all awards	$(5,013)	$(2,716)	$(10,744)
Basic and diluted net loss per share:
As calculated	$(0.08)	$(0.05)	$(0.24)
Pro forma	$(0.08)	$(0.05)	$(0.26)

(b)   COMPREHENSIVE INCOME

Financial Accounting Standards Board Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income,” requires disclosure of comprehensive income, which includes reported net earnings adjusted for other comprehensive income.  Comprehensive income is defined as the change in net assets of a business enterprise during a period from transactions and other events and circumstances from non-owner sources.

Under Canadian GAAP, gains and losses from foreign exchange translations of subsidiaries classified as self-sustaining are included in the foreign cumulative translation account component of shareholders’ equity.  Under U.S. GAAP, these gains and losses are included as a component of comprehensive income (loss).

(c)   MARKETABLE SECURITIES

U.S. GAAP requires that the Company disclose marketable securities into one of three categories: held to maturity; available for sale; or trading. As at December 31, 2004 and 2003, the marketable securities held were classified as follows:

	2004	2003
	(in thousands)
Trading	$13	$13

(d)   FINANCIAL INSTRUMENTS WITH LIABILITY AND EQUITY ELEMENTS

Under Canadian GAAP, the secured subordinated notes (see Note 6) are recorded based upon the relative fair values of the liability and equity components of the instruments.  The liability component is accreted to the face value of the subordinated notes over the term to maturity until the underlying notes are converted into common shares.  Under U.S. GAAP, upon issuance, the secured subordinated notes would have been recorded as a liability and reclassified to equity only upon conversion.  Accordingly, the interest accretion of $266,000 (2003 - $112,000) that is recorded under Canadian GAAP is reversed under U.S. GAAP.

Additionally, under Canadian GAAP, the financing costs arising from the issuance of the convertible notes are allocated between the liability and equity components of the notes.  The financing costs associated with the liability component of the notes are deferred and amortized over the term of the underlying debt (see Note 5).  The financing costs associated with the equity component of the notes are charged to shareholders’ equity.  Under U.S. GAAP, all of the financing costs are deferred and amortized over the term of the underlying debt.  As a result, the 2004 amortization expense under U.S GAAP is $58,000 compared to an amortization expense of $32,000 under Canadian GAAP.  Furthermore, under Canadian GAAP, conversion of debt results in the allocation of any unamortized deferred financing charges associated with that debt to shareholders’ equity.  Under U.S. GAAP, such unamortized financing charges are expensed upon conversion of the associated debt.  Accordingly, under U.S. GAAP, an additional amount of $23,000, representing the unamortized financing charges associated with the Series F notes, is expensed.  The unamortized financing charges under Canadian GAAP, in the amount of $13,000, were allocated to contributed surplus upon the conversion of the Series F notes.

Further, under U.S. GAAP, the beneficial conversion feature represented by the excess of the fair value of the shares issuable on conversion of the subordinated notes, measured on the commitment date, over the amount of the loan proceeds to be allocated to the common shares upon conversion would be allocated to contributed surplus.  This results in a discount on the subordinated notes that is recognized as additional interest expense over the term of the subordinated notes and any unamortized balance is expensed immediately upon conversion of the subordinated notes.  Accordingly, for U.S. GAAP purposes, the Company has recognized beneficial conversion features in 2004 of $20,000, $90,000 and $49,000 relating to Series F subordinated notes, Series G subordinated notes and Series H subordinated notes, respectively.  In 2003, the Company has recognized a beneficial conversion feature of $96,000 with respect to the Series E subordinated notes.  An interest expense of $126,000 (2003 - $64,000) results from the amortization of the discount over the term to maturity of those subordinated notes as well as the unamortized discount for those subordinated notes converted during the year.  Canadian GAAP does not require the recognition of any beneficial conversion feature.

(e)   ADDITIONAL DISCLOSURES AS REQUIRED IN ACCORDANCE WITH UNITED STATES GAAP

U.S. GAAP requires the disclosure of the allowance for doubtful accounts.  The accounts receivable balance reported on the consolidated balance sheets at December 31, 2004, includes an allowance for doubtful accounts in the amount of $51,000 (2003 - $65,000).

U.S. GAAP requires the disclosure of accrued liabilities that exceed five percent of current liabilities.  Included in accrued liabilities at December 31, 2004 are accrued audit fees of $193,000 (2003 - $145,000) and accrued compensation expenses (severance and unpaid vacation) of $274,000 (2003 - $228,000).

U.S. GAAP requires the disclosure of non-cash interest components incurred during the year.  In 2004, the Company incurred $126,000 (2003 - $64,000) in non-cash interest expense associated with secured subordinated notes.  In 2003, the Company incurred $126,000 in non-cash interest expense associated with a demand loan that was settled through the transfer of the investment in an associated company (Note 19).

Under U.S. GAAP, EITF 01-09 requires, in certain circumstances, that the warrants issued to customers be recorded as a reduction of revenue.  There is no similar guidance in Canadian GAAP.  Accordingly, depreciation and amortization and revenue would be reduced by $150,000 (2003 - $38,000) under U.S. GAAP.

(f)    INVESTMENT IN ASSOCIATED COMPANY/DISCONTINUED OPERATIONS

U.S. GAAP requires consolidation of the Company’s investment in the associated company described in Note 19.  Furthermore, under FAS 144, the Bid.Com Ltd. component would be classified as an asset held for sale and be subject to the reporting requirements for discontinued operations.  The effect of consolidation of this entity upon the Canadian GAAP balance sheet is reported in Note 24(g).

Consolidation of this associated company results in a decrease in the net loss attributable to common shareholders due to income from discontinued operations in the amount of $195,000 for fiscal 2003.  For fiscal 2002, the net loss attributable to common shareholders is increased due to a loss from discontinued operations of $195,000.  Revenue in the amount of $1.074 million is included in the 2003 income from discontinued operations.  Revenue of $15,000 is included in the 2002 loss from discontinued operations.

For fiscal 2003, the impact of consolidation of the associated company upon cash flows was to decrease cash flows as a result of cash outflows from discontinued operations in the amount of $358,000.  For fiscal 2002, the impact upon cash flows was to increase cash flows as the result of cash inflows from discontinued operations in the amount of $358,000.

(g)   The effect of the above differences described in Note 24(b), (d) and (f) on the Company’s financial statements is set out below:

Consolidated Balance Sheets

	2004	2003
	(in thousands)
Cash and marketable securities	$453	$445
Accounts receivable	1,535	1,384
Deposits and prepaid expense	208	118
Capital assets	142	266
Intangible assets	277	998
Accounts payable and accrued liabilities	1,680	1,370
Deferred revenue	135	91
Secured subordinated notes (Note 24(e))	2,465	1,009
Non-controlling interest	3	3
Shareholders’ equity	$(1,668)	$738

Consolidated Statements of Operations

	2004	2003	2002
	(in thousands)
Net loss for the year as reported under Canadian GAAP	$(5,104)	$(2,815)	$(9,364)
Adjustments:
Accretion of interest on secured subordinated notes (Note 24(d))	266	112	68
Gain on settlement of demand loan (Note 24(f))	—	(2,195)	—
Amortization of deferred charges relating to secured subordinated notes under Canadian GAAP (Note 24(d))	32	—	—
Amortization of deferred charges relating to secured subordinated notes under U.S. GAAP (Note 24(d))	(81)	—	—
Amortization of beneficial conversion feature (Note 24(d))	(126)	(64)	(316)
Net loss from continuing operations for the year as reported under U.S. GAAP	(5,013)	(4,962)	(9,612)
Income (loss) from discontinued operations (Note 24(f))	—	2,390	(195)
Net loss for the year as reported under U.S. GAAP	(5,013)	(2,572)	(9,807)
Preferential distribution to shareholder (Note 24(j))	—	—	(140)
Net loss attributable to common shareholders under U.S. GAAP	$(5,013)	$(2,572)	$(9,947)

Net loss for the year as reported under U.S. GAAP	$(5,013)	$(2,572)	$(9,807)
Other comprehensive income (loss) (Note 24(b))	6	74	32
Comprehensive income (loss) as reported under U.S. GAAP	$(5,007)	$(2,498)	$(9,775)
Basic and diluted loss per share from continuing operations	$(0.08)	$(0.09)	$(0.23)
Basic and diluted net loss per share	$(0.08)	$(0.05)	$(0.24)

(h)   IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

On September 30, 2004, the FASB issued staff position EITF  Issue No. 03-1-1 “Effective Date of 10-20 of EITF Issue No. 03-1 – The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments”.  The staff position delays the effective date for the measurement and recognition guidance contained in paragraphs 10-20 of Issue 03-1. The adoption of EITF Issue No. 03-1-1 had no effect on the Company’s results of operations and financial position for 2004.

In December 2004, the FASB issued staff position No. SFAS 109-1, “Application of FASB Statement 109, Accounting for Income Taxes, for the Tax Deduction Provided to U.S. Based Manufacturers by the American Jobs Creation Act of 2004”. The staff position addresses the issue as to whether this deduction should be accounted for as a special deduction or a tax rate reduction. This guidance was effective upon issuance on December 21, 2004. The adoption of SFAS No. 109-1 had no effect on the Company’s results of operations and financial position for 2004.

The FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment”.  This Statement is a revision of FASB Statement No. 123, “Accounting for Stock- Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.”  This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions.  This Statement is effective for annual or interim financial statements commencing after June 15, 2005. The Company currently accounts for its employee stock option plan in accordance with the provisions of SFAS No. 123 (revised 2004), accordingly the adoption of these standards is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In January 2003 and December 2003, the FASB issued interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), and its revision, FIN 46-R, respectively.  FIN 46 and FIN 46-R address the consolidation of entities whose equity holders have either not provided sufficient equity at risk to allow the entity to finance its own activities or do not possess certain characteristics of a controlling financial interest.  FIN 46 and FIN 46-R require the consolidation of these entities, known as variable interest entities (“VIE”), by the primary beneficiary of the entity.  The primary beneficiary is the entity, if any, that is subject to a majority of the risk of loss from the VIE’s activities, entitled to receive a majority of the VIE’s residual returns, or both.  FIN 46 and FIN 46-R is effective for the Company’s annual financial statements commencing January 1, 2004.  Adoption of both of these standards had no effect on the Company’s financial position, results of operations or cash flows.

The Emerging Issues Task Force provided guidance on Issue 03-1, “The meaning of Other-Than-Temporary Impairment and its Application to Certain Investments. This Task Force guidance for evaluating whether an investment is other-than-temporarily impaired should be applied in other-than-temporary impairment evaluations made in reporting periods beginning after June 15, 2004. The disclosures are effective in annual financial statements for fiscal years ending after December 15, 2003, for investments accounted for under Statements 115 and 124. For all other investments within the scope of this Issue, the disclosures are effective in annual financial statements for fiscal years ending after June 15, 2004. The additional disclosures for cost method investments are effective for fiscal years ending after June 15, 2004. Comparative information for periods prior to initial application is not required.

The Emerging Issues Task Force reached a consensus on Issue 03-10, “Application of EITF Issue No. 02-16 — Accounting by a Customer for Certain Consideration Received from a Vendor by Resellers to Sales Incentives Offered to Consumers by Manufacturers. The Company has determined that EITF Issue No. 02-16 had no effect on the Company’s results of operations and financial position for 2004.

(i)    OPERATING LOSS

U.S. GAAP requires that the Company disclose operating loss.  Operating loss of the Company for the year was $5.013 million, comprised of net loss of $5.013 million less realized and unrealized gains and losses on marketable securities and strategic investments of $Nil  (2003 - $4.982 million, comprised of net loss from continuing operations of $4.962 million less $20,000; 2002 - $9.480 million, comprised of net loss from continuing operations of $9.612 million plus $132,000).

(j)    PREFERENTIAL DISTRIBUTION TO SHAREHOLDERS

In accordance with U.S. GAAP, the $120,000 Series C secured subordinated debentures issued in exchange for the waiver of certain US registration rights granted to Stonestreet pursuant to a subscription agreement dated April 25, 2002 is recorded as preferential distribution to Stonestreet and deducted from the net loss to determine net loss attributable to common shareholders.  The Series C secured subordinated debentures include a beneficial conversion feature; accordingly, a preferential distribution of $140,000 has been recorded.

25.  SEGMENTED INFORMATION

The Company operates in the following reportable geographic segments: North America, Ireland and the United Kingdom, and Norway.

Assets by Geographic Region:

	2004		2003
	(in thousands)
	Capital Assets	Intangible and Other Assets	Capital Assets	Intangible and Other Assets
North America	$39	$155	$106	$152
Ireland and U.K.	6	—	16	—
Norway	97	—	144	846
	$142	$155	$266	$998

Net Revenue by Geographic Region:

	2004	2003	2002
	(in thousands)

North America	$796	$1,211	$2,182
Ireland and U.K.	681	1,239	472
Norway	3,453	3,403	3,126
	$4,930	$5,853	$5,780

26.  SUBSEQUENT EVENT

On February 23, 2005, the Company completed a transaction resulting in the issuance of 2.5 million equity units at a price of $0.23 per unit for gross proceeds of $575,000.  Each equity unit consists of one common share and one common share-purchase warrant with an exercise price of $0.40 each.  The warrants expire on February 22, 2009.

Corporate Directory

Directors

Jeffrey Lymburner
CEO

T. Christopher Bulger(1),(2), (3)

CEO, Megawheels

Duncan Copeland(1), (2), (3)
President, Copeland and Company

Paul Godin(2), (3)

Jim Moskos
President,
ADB Technologies Group

Jan Edvin Pedersen
President, ADB Systems, European Operations

Rick Robertson(1)
Associate Professor of Business
Richard Ivey School of Business,
The University of Western
Ontario

Officers
Jeffrey Lymburner
CEO

Mike Robb

Chief Financial Officer

Jim Moskos

President, ADB Technology Group

Jan Pedersen

President ADB Systems, European Operations

Aidan Rowsome

Vice President, Global Sales

(1)           Member of the Audit Committee

(2)           Member of the Management Resources and Compensation Committee

(3)           Member of the Corporate Governance Committee

ADB Systems Offices

North America
Corporate Headquarters
ADB Systems International Ltd.
302 The East Mall, Suite 300
Toronto, Ontario ML4V 1V2
1 888 287 7467

ADB Systems International Ltd.
3001 North Rocky Point Drive East,
Suite 200, Tampa, Florida 33607
1 888 750 7467

Europe
ADB Systemer International ASA
Vingveien 2, N-4050
Sola, Norway
+ 47 51 64 71 00

ADB Systems International Ltd.
3000 Cathedral Hill
Guildford, Surrey GU2 7YB UK
+ 44 (0) 1483 243 577

ADB Systems International Ltd.
52 Broomhill Road, Suite 108
Broomhill Industrial Estate
Tallaght, Dublin 24, Ireland
+ 353 1 431 0513

Additional Shareholder Information
www.adbsys.com
investor-relations@adbsys.com

Registrar and Transfer Agent
Equity Transfer Services
120 Adelaide Street West
Suite 420, Toronto, ON M5W 4C3
(416) 361-0152

Auditors

Deloitte & Touche LLP

Toronto, Ontario, Canada

Lawyers
Brown Raysman Millstein
   Felder & Steiner LLP, New York
Gowling Lafleur Henderson LLP,
Toronto

Stock Exchange Listings
Toronto Stock Exchange
Symbol: ADY

OTC Bulletin Board

Symbol: ADBYF

Shares Outstanding

Issued: 69,870,131

December 31, 2004

ADB Systems, Dyn@mic Buyer, ProcureMate, WorkMate and Dyn@mic Seller are trademarks of ADB Systems International Ltd. and its affiliates.

© 2005 ADB Systems International Ltd.